Exhibit 10.35

LOAN NO. 3417815

LOAN AGREEMENT

Dated as of March 8, 2013

Between

THE ENTITES SET FORTH ON SCHEDULE I,

collectively, as Borrower

and

BANK OF AMERICA, N.A.,

as Lender

-i-

-ii-

-iii-

-iv-

-v-

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of March 8, 2013 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between BANK OF AMERICA, N.A., a national banking association, having an address at 214 North Tryon Street, Charlotte, North Carolina 28255 (together with its successors and/or assigns, “Lender”) and THE ENTITES SET FORTH ON SCHEDULE I, having an address c/o Consolidated-Tomoka Land Co., 1530 Cornerstone Blvd, Suite 100, Daytona Beach Florida 32117 (individually and collectively, together with its successors and/or assigns, “Borrower”).

RECITALS:

Borrower desires to obtain the Loan (defined below) from Lender.

Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (defined below).

In consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1. Definitions

For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Additional Replacement” shall have the meaning set forth in Section 9.5(g) hereof.

“Affiliate” shall mean, as to any Person, any other Person that (i) owns directly or indirectly twenty-five percent (25%) or more of all equity interests in such Person, and/or (ii) is in control of, is controlled by or is under common control with such Person, and/or (iii) is a director or officer of such Person or of an Affiliate of such Person. As used in this definition, the term “control” means the power to direct the management and policies of a Person, directly or indirectly, whether through ownership of voting securities or other beneficial interests, by contract or otherwise.

“Affiliated Manager” shall have the meaning set forth in Section 7.1 hereof.

“Allocated Loan Amount” shall mean, for each Individual Property, the amount set forth on Schedule             attached hereto.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” means $150,000.00.

“Annual Budget” shall mean the operating budget, including all planned capital expenditures, if any, for the Property approved by Lender in accordance with Section 5.11(a)(iv) hereof for the applicable calendar year or other period.

“Assignment of Management Agreement” shall mean, if required pursuant to Section 5.14 hereof, an Assignment and Subordination of Management Agreement and Consent of Manager to be entered into among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Borrower’s Account” shall mean account # 4000136481 entitled “Bluebird 14 Holdings LLC Operating Account” maintained by Holdings on Borrower at Wells Fargo Bank, N.A., which account shall be under the exclusive domain and control of Holdings.

“Borrower Principal” shall mean Consolidated-Tomoka Land Co., a Florida corporation.

Borrower Principal Obligations” shall have the meaning set forth in Section 18.10(c) hereof.

“Business Day” shall mean a day on which Lender is open for the conduct of substantially all of its banking business at its office in the city in which the Note is payable (excluding Saturdays and Sundays).

“Cash Management Account” shall have the meaning set forth in Section 10.1(b) hereof.

“Cash Sweep Period” shall mean the period commencing on the date upon which the Debt Service Coverage Ratio for the immediately preceding calendar quarter is less than 1.50 to 1.00, and ending on the date the Debt Service Coverage Ratio equals or exceeds 1.55 to 1.00 for the immediately preceding calendar quarter.

“Casualty” shall have the meaning set forth in Section 8.2.

“Certificate of Self-Management” shall mean that certain Certificate of Self-Management given to Lender by Borrower as of the date hereof.

“Closing Date” shall mean the date of the funding of the Loan.

“Control” shall have the meaning set forth in Section 7.1 hereof.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Creditors Rights Laws” shall mean with respect to any Person any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, assignment for the benefit of creditors, composition or other relief with respect to its debts or debtors.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, scheduled interest payments under the Note.

“Debt Service Coverage Ratio” shall mean, as of any date of determination, for the applicable period of calculation, the ratio, as determined by Lender, of (i) Net Operating Income to (ii) the aggregate amount of Debt Service which would be due for the same period assuming the maximum principal amount of the Loan is outstanding, unless a Casualty or Condemnation has occurred and the Net Proceeds have been applied to reduce the principal amount of the Loan, and calculated using a payment constant based on the Note Rate.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall have the meaning set forth in the Note.

“Defaulting Borrower” shall have the meaning set forth in Section 20.11(b) hereof.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a federally chartered depository institution or trust company acting in its fiduciary capacity is subject to the regulations regarding adversary funds on deposit therein under 12 C.F.R. §9.10(b), and in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account shall not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA-” by Fitch and S&P and “Aa2” by Moody’s), or such other depository institution or trust company approved by the Rating Agencies from time to time. Notwithstanding the foregoing, prior to a Securitization, Bank of America, N.A. shall be an Eligible Institution.

“Embargoed Person” shall mean any person identified by OFAC or any other Person with whom a Person resident in the United States of America may not conduct business or transactions by prohibition of federal law or Executive Order of the President of the United States of America.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Borrower Principal in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Law” shall have the meaning set forth in Section 12.5 hereof.

“Environmental Liens” shall have the meaning set forth in Section 12.5 hereof.

“Environmental Report” shall have the meaning set forth in Section 12.5 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statutes thereto and applicable regulations issued pursuant thereto in temporary or final form.

“Event of Default” shall have the meaning set forth in Section 11.1 hereof.

“Excess Cash” shall have the meaning set forth in Section 10.2(c) hereof.

“Excess Cash Reserve Account” shall have the meaning set forth in Section 9.7 hereof.

“Excess Cash Reserve Funds” shall have the meaning set forth in Section 9.7 hereof.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Exchange Act Filing” shall mean filings made pursuant to the Exchange Act.

“Existing Leases” shall mean those Leases set forth on Schedule I hereto.

“Extraordinary Expense” shall mean an operating expense or capital expenditure with respect to the Property that (i) is not set forth on the Annual Budget approved by Lender, (ii) is not an Operating Expense that has been approved by Lender, and (iii) is not subject to payment by withdrawals from the Replacement Reserve Account, if applicable. Borrower shall deliver promptly to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for the approval of Lender not to be unreasonably withheld, conditioned or delayed.

“Fitch” shall mean Fitch, Inc.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, department, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, municipal, city, town, special district or otherwise) whether now or hereafter in existence.

“Guaranty” shall mean that certain Guaranty, dated as of the date hereof, executed by Borrower Principal in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Materials” shall have the meaning set forth in Section 12.5 hereof.

“Holdings” shall mean Bluebird 14 Holdings LLC, a Delaware limited liability company.

“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.

“Indemnified Parties” shall mean (a) Lender, (b) any prior owner or holder of the Loan or Participations in the Loan, (c) any servicer or prior servicer of the Loan, (d) any Investor or any prior Investor in any Securities, (e) any trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the Loan for the benefit of any Investor or other third party, (f) any receiver or other fiduciary appointed in a foreclosure or other Creditors Rights Laws proceeding, (g) any officers, directors, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, affiliates or subsidiaries of any and all of the foregoing, and (h) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business), in all cases whether during the term of the Loan or as part of or following a foreclosure of the Mortgage.

“Independent Director” of any corporation or limited liability company means an individual with at least three (3) years of employment experience who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors, another nationally-recognized company reasonably approved by Lender, in each case that is not an Affiliate of Borrower and that provides professional Independent Directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as a member of the board of directors or board of managers of such corporation or limited liability company and is not, and has never been, and will not while serving as Independent Director be, any of the following:

(i) a member, partner, equityholder, manager, director, officer, SPE Component Entity or employee of Borrower or any of its equityholders or Affiliates (other than as an Independent Director of an Affiliate of Borrower or SPE Component Entity that is not in the direct chain of ownership of Borrower and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Director is employed by a company that routinely provides professional Independent Directors or managers);

(ii) a creditor, supplier or service provider (including provider of professional services) to Borrower, SPE Component Entity, or any of its equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Directors and other corporate services to Borrower, SPE Component Entity, or any of their equityholders or Affiliates in the ordinary course of business);

(iii) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(iv) a Person that controls (whether directly, indirectly or otherwise) any of (i), (ii) or (iii) above.

A natural person who otherwise satisfies the foregoing definition other than subparagraph (i) by reason of being the Independent Director of a “special purpose entity” affiliated with Borrower shall not be disqualified from serving as an Independent Director, provided that the fees that such individual earns from serving as Independent Directors of such Affiliates in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.

“Insurance Premiums” shall have the meaning set forth in Section 8.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 8.4(b) hereof.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Investor” shall have the meaning set forth in Section 13.3 hereof.

“Lease” shall have the meaning set forth in the Mortgage.

“Legal Requirements” shall mean all statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the construction, use, alteration, ownership or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“LLC Agreement” shall have the meaning set forth in Section 6.1(c).

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Environmental Indemnity, the Certificate of Self-Management, the Guaranty, the Lockbox Agreement, and any and all other documents, agreements and certificates executed and/or delivered in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Lockbox” shall mean the post office address established pursuant to the Lockbox Agreement and maintained by Lockbox Bank on behalf of Borrower and Lender pursuant to the terms thereof and to which Borrower shall direct all Rents and other income from the Property be sent pursuant to the Tenant Direction Letters.

“Lockbox Account” shall have the meaning set forth in Section 10.1(a) hereof.

“Lockbox Agreement” shall mean those certain Deposit Account Control Agreements by and among Borrower, Lender, Holdings and Lockbox Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to the operation and maintenance of, and application of funds in, the Lockbox Account.

“Lockbox Bank” shall mean Wells Fargo Bank, National Association or any successor Eligible Institution approved or appointed by Lender acting as Lockbox Bank under the Lockbox Agreement.

“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to legal fees and other costs of defense).

“LTV Ratio” shall have the meaning set forth in Section 8.4(c) hereof.

“Major Lease” shall mean as to the Property (i) any Lease which, individually or when aggregated with all other leases at the Property with the same Tenant or its Affiliate, either (A) accounts for five percent (5%) or more of the Property’s rental income, or (B) demises 5,000 square feet or more of the Property’s gross leasable area, (ii) any Lease which contains any option, offer, right of first refusal or other similar entitlement to acquire all or any portion of the Property, or (iii) any instrument guaranteeing or providing credit support for any Lease meeting the requirements of (i) or (ii) above.

“Management Agreement” shall mean any management agreement entered into by and between Borrower and Manager, pursuant to which Manager is to provide management and other services with respect to the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance with the terms of this Agreement.

“Manager” shall mean any property manager, or such other entity selected as the manager of the Property in accordance with the terms of this Agreement.

“Material Action” shall mean, as to any Person, to file or consent to the filing of, institute, commence or seek relief under, any petition, proceeding, action or case under any Creditors Rights Laws, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for such Person or a substantial part of its property, to admit in writing such Person’s inability to pay its debts generally as they become due, or to take action in furtherance of any of the foregoing.

‘Material Lease Event’ shall have the meaning set forth in Section 5.13(d) hereof.

“Maturity Date” shall have the meaning set forth in the Note.

“Member” shall have the meaning set forth in Section 6.1(c ).

“Mold” shall have the meaning set forth in Section 12.5 hereof.

“Monthly Payment Amount” shall have the meaning set forth in the Note.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean that certain first priority mortgage/deed of trust/deed to secure debt and security agreement dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Net Operating Income” shall mean, with respect to any period of time, the amount obtained by subtracting Operating Expenses (based on annualized amounts for any recurring expenses not paid monthly) from Operating Income, as such amount may be adjusted by Lender in its good faith discretion based on Lender’s underwriting standards, including without limitation, adjustments for any Tenants who have (a) filed for bankruptcy protection unless such Tenants have assumed the applicable Leases, (b) are in material monetary default under the terms of their Lease (c) within three (3) years of the earlier of (x) Lease maturity or (y) Maturity Date, given written notice of their intent to vacate at the end of their respective Lease or (d) within three (3) years of the earlier of (x) Lease maturity or (y) Maturity Date, no longer in physical occupancy of their respective leased premises.

“Net Proceeds” shall have the meaning set forth in Section 8.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 8.4(b)(vi) hereof.

“Note” shall mean that certain promissory note of even date herewith in the principal amount of $23,100,000, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, severed, supplemented or otherwise modified from time to time.

“Note Rate” shall have the meaning set forth in the Note.

“OFAC” shall have the meaning set forth in Section 4.38 hereof.

“Operating Expenses” shall mean, with respect to any period of time, the total of all expenses actually paid or payable, computed in accordance with GAAP (or such other method of accounting acceptable to Lender), of whatever kind relating to the operation, maintenance and management of the Property, including without limitation, utilities, ordinary repairs and maintenance, Insurance Premiums, license fees, Taxes and Other Charges, advertising expenses, payroll and related taxes, computer processing charges, management fees equal to the greater of 2% of the Operating Income and the management fees actually paid under the Management Agreement, operational equipment or other lease payments as approved by Lender, normalized capital expenditures equal to $16,832 per annum, and normalized tenant improvement costs and/or leasing commissions equal to $11,566 per annum, but specifically excluding depreciation and amortization, income taxes, Debt Service, any incentive fees due under the Management Agreement, any item of expense that in accordance with GAAP should be capitalized but only to the extent the same would qualify for funding from the Reserve Accounts, any item of expense that would otherwise be covered by the provisions hereof but which is paid by any Tenant under such Tenant’s Lease or other agreement, and deposits into the Reserve Accounts.

“Operating Income” shall mean, with respect to any period of time, all income, computed in accordance with GAAP (or such other method of accounting reasonably acceptable to Lender), derived from the ownership and operation of the Property from whatever source, including, but not limited to, Rents, utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, rent concessions or credits, and other required pass-throughs but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, tax rebates, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, interest income from any source other than the escrow accounts, Reserve Accounts or other accounts required pursuant to the Loan Documents, Insurance Proceeds (other than business interruption or other loss of income insurance), Awards, percentage rent, unforfeited security deposits, utility and other similar deposits, income from tenants not paying rent, income from tenants in bankruptcy under Leases not assumed in the bankruptcy proceeding, non-recurring or extraordinary income, including, without limitation lease termination payments, and any disbursements to Borrower from the Reserve Accounts.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof, in each case creating a Lien.

“Overpaying Borrower” shall have the meaning set forth in Section 20.11(a) hereof.

“Participations” shall have the meaning set forth in Section 13.1 hereof.

“Patriot Act” shall have the meaning set forth in Section 4.38 hereof.

“Permitted Encumbrances” shall mean collectively, (a) the Lien and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the

Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, and (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, including the existing title policies and surveys.

“Permitted Investments” shall mean to the extent available from Lender or Lender’s servicer for deposits in the Reserve Accounts and the Cash Management Account, any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by a servicer of the Loan, the trustee under any securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the date on which the funds used to acquire such investment are required to be used under this Agreement and meeting one of the appropriate standards set forth below:

(a) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) be rated “AAA” or the equivalent by each of the Rating Agencies, (iii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iv) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (v) such investments must not be subject to liquidation prior to their maturity;

(b) Federal Housing Administration debentures;

(c) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;

(d) federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank,

the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;

(e) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances with maturities of not more than 365 days and issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;

(f) debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;

(g) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;

(h) units of taxable money market funds with maturities of not more than 365 days, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds; and

(i) any other security, obligation or investment which has been approved as a Permitted Investment in writing by (i) Lender and (ii) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency;

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments, (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of one hundred twenty percent (120%) of the yield to maturity at par of such underlying investment or (C) such obligation or security has a remaining term to maturity in excess of one (1) year.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage.

“Policies” shall have the meaning specified in Section 8.1(b) hereof.

“Prohibited Transfer” shall have the meaning set forth in Section 7.2 hereof.

“Property” shall mean collectively, the parcels of real property, the Improvements thereon and all Personal Property owned by Borrower and encumbered by the Mortgage, including any Substitute Property, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clause of the Mortgage and referred to therein as the “Property”.

“Property Condition Report” shall mean a report prepared by a company satisfactory to Lender regarding the physical condition of the Property, satisfactory in form and substance to Lender in its sole discretion.

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch, Realpoint LLC and DBRS, Inc., or any other nationally-recognized statistical rating agency which has been approved by Lender.

“REA” shall mean any construction, operation and reciprocal easement agreement or similar agreement (including any separate agreement or other agreement between Borrower and one or more other parties to an REA with respect to such REA) affecting the Property or portion thereof.

“Release” shall have the meaning set forth in Section 12.5 hereof.

“Rent Roll” shall have the meaning set forth in Section 4.25 hereof.

“Rents” shall have the meaning set forth in the Mortgage.

“Replacement Reserve Account” shall have the meaning set forth in Section 9.2(b) hereof.

“Replacement Reserve Funds” shall have the meaning set forth in Section 9.2(b) hereof.

“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 9.2(b) hereof.

“Replacements” shall have the meaning set forth in Section 9.2(a) hereof.

“Reporting Default Notice” shall have the meaning set forth in Section 5.11 (e) hereof.

“Required Repairs” shall have the meaning set forth in Section 9.1 hereof.

“Required Work” shall have the meaning set forth in Section 9.4 hereof.

“Reserve Accounts” shall mean to the, extent applicable, the Tax and Insurance Reserve Account, the Replacement Reserve Account, the Excess Cash Reserve Account or any other escrow account established by the Loan Documents.

“Reserve Funds” shall mean, to the extent applicable, the Tax and Insurance Reserve Funds, the Replacement Reserve Funds, the Excess Cash Reserve Funds, or any other escrow funds established by the Loan Documents.

“Restoration” shall mean, following the occurrence of a Casualty or a Condemnation which is of a type necessitating the repair of the Property, the completion of the repair and restoration of the Property to a condition such that the Property shall be at least equal in value to that immediately prior to such Casualty or Condemnation, and as near as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restoration Consultant” shall have the meaning set forth in Section 8.4(b)(iii) hereof.

“Restoration Retainage” shall have the meaning set forth in Section 8.4(b)(iv) hereof.

“Restricted Party” shall have the meaning set forth in Section 7.1 hereof.

“Sale or Pledge” shall have the meaning set forth in Section 7.1 hereof.

“Scheduled Payment Date” shall have the meaning set forth in the Note.

“Securities” shall have the meaning set forth in Section 13.1 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securitization” shall have the meaning set forth in Section 13.1 hereof.

“Separate Properties” shall mean, individually, each of the Properties identified on Schedule I as the context may require, each a “Separate Property”.

“Special Member” shall have the meaning set forth in Section 6.1(c).

“SPE Component Entity” shall have the meaning set forth in Section 6.1(b) hereof.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“State” shall mean the state in which the Property or any part thereof is located.

“Substitute Property” shall have the meaning set forth in Section 7.6.

“Substituted Property” shall have the meaning set forth in Section 7.6.

“Substitution” shall have the meaning set forth in Section 7.6.

“Tax and Insurance Reserve Funds” shall have the meaning set forth in Section 9.6 hereof.

“Tax and Insurance Reserve Account” shall have the meaning set forth in Section 9.6 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof.

“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of the Property under a Lease or other occupancy agreement with Borrower.

“Tenant Direction Letter” shall have the meaning set forth in Section 10.2(a)(i) hereof.

“Termination Fee Deposit” shall have the meaning set forth in Section 9.3(b).

“Title Insurance Policy” shall mean that certain ALTA (or its equivalent) mortgagee title insurance policy issued with respect to the Property and insuring the lien of the Mortgage.

“Transferee” shall have the meaning set forth in Section 7.5 hereof.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State where the applicable Property is located.

Section 1.2. Principles of Construction

All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE 2

GENERAL TERMS

Section 2.1. The Loan

Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

Section 2.2. Disbursement to Borrower

Borrower may request and receive only one borrowing in respect of the Loan and any amount borrowed and repaid in respect of the Loan may not be reborrowed.

Section 2.3. The Note, Mortgage and Loan Documents

The Loan shall be evidenced by the Note and secured by the Mortgage and the other Loan Documents.

Section 2.4. Loan Payments

The Loan and interest thereon shall be payable pursuant to the terms of the Note.

Section 2.5. Loan Prepayments

The Loan may not be prepaid, in whole or in part, except in strict accordance with the express terms and conditions of the Note.

ARTICLE 3

CONDITIONS PRECEDENT

Section 3.1. Conditions Precedent

The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of all of the conditions precedent to closing set forth in this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender as of the Closing Date that:

Section 4.1. Organization

Borrower and Borrower Principal (when not an individual) (a) has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged, (b) is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations, (c) possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Property, and (d) in the case of Borrower, has full power, authority and legal right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey the Property pursuant to the terms of the Loan Documents, and in the case of Borrower and Borrower Principal, has full power, authority and legal right to keep and observe all of the terms of the Loan Documents to which it is a party. Borrower and each Borrower Principal represent and warrant that the chart attached hereto as Exhibit A sets forth an accurate listing of the direct and indirect owners of the equity interests in Borrower and SPE Component Entity.

Section 4.2. Status of Borrower

Borrower’s exact legal name is correctly set forth on Exhibit I, on the Mortgage and on any UCC-1 Financing Statements filed in connection with the Loan. Borrower is a limited liability company. Borrower is incorporated in or organized under the laws of the state of Delaware. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) the address of Borrower set forth on the first page of this Agreement. Borrower’s organizational identification number, if any, assigned by the state of incorporation or organization is correctly set forth on the first page of the Note.

Section 4.3. Validity of Documents

Borrower and Borrower Principal have taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which they are parties. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and Borrower Principal and constitute the legal, valid and binding obligations of Borrower and Borrower Principal enforceable against Borrower and Borrower Principal in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 4.4. No Conflicts

The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower and each Borrower Principal will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower or any Borrower Principal pursuant to the terms of any agreement or instrument to which Borrower or any Borrower Principal is a party or by which any of Borrower’s or Borrower Principal’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any Borrower Principal or any of Borrower’s or Borrower Principal’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower or Borrower Principal of this Agreement or any of the other Loan Documents has been obtained and is in full force and effect.

Section 4.5. Litigation

Except as previously disclosed to Lender in any Exchange Act Filing, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency that have been filed or served upon Borrower (or with respect to which Borrower has otherwise received written notice) or, to Borrower’s or Borrower Principal’s knowledge, threatened against or affecting Borrower, any Borrower Principal, the Property, which actions, suits or proceedings, if determined against Borrower, any Borrower Principal, the Property, would materially adversely affect the condition (financial or otherwise) or business of Borrower or any Borrower Principal or the condition or ownership of the Property.

Section 4.6. Agreements

Borrower is not a party to any agreement or instrument or subject to any restriction which would materially and adversely affect Borrower or the Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound. Borrower has no material financial obligation under any agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property, (b) obligations under the Loan Documents and (c) obligations disclosed in the financial statements delivered to Lender prior to the Closing Date.

Section 4.7. Solvency

Borrower and Borrower Principal (to the extent applicable to Borrower Principal) have (a) not entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for their obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of the assets of Borrower and Borrower Principal (to the extent applicable to Borrower Principal) exceeds and will, immediately following the making of the Loan, exceed the total liabilities of Borrower and Borrower Principal, (to the extent applicable to Borrower Principal) including subordinated, unliquidated, disputed and contingent liabilities. No petition in bankruptcy has been filed against Borrower, Borrower Principal or any SPE Component Entity in the last ten (10) years, and neither Borrower, Borrower Principal, or SPE Component Entity in the last ten (10) years has made an assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws. Neither Borrower nor Borrower Principal, or SPE Component Entity is contemplating either the filing of a petition by it under any Creditors Rights Laws or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against Borrower, Borrower Principal, or SPE Component Entity.

Section 4.8. Full and Accurate Disclosure

No statement of fact made by or on behalf of Borrower or Borrower Principal by any authorized representative in this Agreement or in any of the other Loan Documents or in any other document or certificate delivered by or on behalf of Borrower or Borrower Principal by any authorized representative contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower or Borrower Principal which has not been disclosed to Lender which adversely affects, nor as far as Borrower or Borrower Principal can reasonably foresee, might adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower.

Section 4.9. No Plan Assets

Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.

Section 4.10. Not a Foreign Person

Neither Borrower nor Borrower Principal is a foreign corporation, foreign partnership, foreign trust, foreign estate or nonresident alien or a disregarded entity owned by any of them (as those terms are defined in the Internal Revenue Code of 1986), and if requested by Lender, Borrower or Borrower Principal will so certify (or in the case of a disregarded entity, its owner will certify) to Lender or a person designated by Lender under penalties of perjury to the accuracy of this representation, and will provide in such certification such additional information as Lender may reasonably request.

Section 4.11. Enforceability

The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Borrower Principal, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, (subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law)), and neither Borrower nor Borrower Principal has asserted any right of rescission, set-off, counterclaim or defense with respect thereto. No Default or Event of Default exists under or with respect to any Loan Document.

Section 4.12. Business Purposes

The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.

Section 4.13. Compliance

To Borrower’s knowledge, the Property, and the use and operation thereof, comply in all material respects with all Legal Requirements, including, without limitation, building and zoning ordinances and codes and the Americans with Disabilities Act. To Borrower’s knowledge, Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority and Borrower has received no written notice of any such default or violation. There has not been committed by Borrower or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording any Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

Section 4.14. Financial Information

All financial data, including, without limitation, , without limitation, the balance sheets, statements of cash flow, statements of income and operating expense and rent rolls, that have been delivered to Lender in respect of Borrower, Borrower Principal and/or the Property (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower, Borrower Principal or the Property, as applicable, in all material respects, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a material adverse effect on the Property or the current and/or intended operation thereof, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower or Borrower Principal from that set forth in said financial statements.

Section 4.15. Condemnation

No Condemnation or other proceeding has been commenced or, to Borrower’s knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

Section 4.16. Utilities and Public Access; Parking

The Property has adequate rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for the Property for its intended uses. All public utilities necessary to the use and enjoyment of the Property as currently used and enjoyed are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of the Property for its current purposes have been completed and dedicated to public use and accepted by all Governmental Authorities. To Borrower’s knowledge, the Property has, or is served by, parking to the extent required to comply with all Legal Requirements.

Section 4.17. Separate Lots

The Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with the Property or any portion thereof.

Section 4.18. Assessments

To Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

Section 4.19. Insurance

Borrower has obtained and has delivered to Lender such documentation related to insurance as is available to Borrower from the Tenant pursuant to each applicable Lease. To Borrower’s knowledge, no claims have been made under any of the Policies, and to Borrower’s knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

Section 4.20. Use of Property

The Property is used exclusively for purposes reflected in the applicable Leases.

Section 4.21. Certificate of Occupancy; Licenses

To Borrower’s knowledge all certifications, permits, licenses and approvals, including, without limitation, certificates of completion or occupancy and any applicable liquor license required for the legal use, occupancy and operation of the Property for the purpose intended herein, have been obtained and are valid and in full force and effect. Borrower shall keep and maintain (or cause to be kept and maintained as required by any applicable Lease) all licenses necessary for the operation of the Property for the purpose intended herein. To Borrower’s knowledge after do inquiry, the use being made of the Property is in conformity with the final certificate of occupancy (or compliance, if applicable) and any other permits or licenses issued for the Property.

Section 4.22. Flood Zone

Except as set forth in any Property Condition Report or survey with respect to the Property, none of the Improvements on the Property are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if any portion of the Improvements is located within such area, Borrower has or has caused to be obtained the insurance prescribed in Section 8.1(a)(i) or comparable insurance as required to be supplied by a Tenant pursuant to their Lease.

Section 4.23. Physical Condition

Except as set forth in the Property Condition Report, to Borrower’s knowledge, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects. Except as set forth in the Property Condition Report, to Borrower’s knowledge, there exists no structural or other material defects or damages in the Property, as a result of a Casualty or otherwise, and whether latent or otherwise. Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

Section 4.24. Boundaries

Except as disclosed in the surveys prepared as part of the closing of this Loan, (a) none of the Improvements which were included in determining the appraised value of the Property lie outside the boundaries and building restriction lines of the Property to any material extent, and (b) no improvements on adjoining properties encroach upon the Property and no easements or other encumbrances upon the Property encroach upon any of the Improvements so as to materially affect the value or marketability of the Property.

Section 4.25. Leases and Rent Roll

Borrower has delivered to Lender a true, correct and complete rent roll for the Property (a “Rent Roll”) which includes all Leases affecting the Property (including schedules for all executed Leases for Tenants not yet in occupancy or under which the rent commencement date has not occurred). Except as set forth in the Rent Roll (as same has been updated by written notice thereof to Lender) and estoppel certificates delivered to Lender on or prior to the Closing Date: (a) each Lease is in full force and effect; (b) the premises demised under the Leases have been completed and the Tenants under the Leases have accepted possession of and are in occupancy of all of their respective demised premises; (c) the Tenants under the Leases have commenced the payment of rent under the Leases, there are no offsets, claims or defenses to the enforcement thereof, and Borrower has no monetary obligations to any Tenant under any Lease; (d) all Rents due and payable under the Leases have been paid and no portion thereof has been paid for any period more than thirty (30) days in advance; (e) the rent payable under each Lease is the amount of fixed rent set forth in the Rent Roll, and there is no claim or basis for a claim by the Tenant thereunder for an offset or adjustment to the rent; (f) no Tenant has made any written claim of a material default against the landlord under any Lease which remains outstanding nor has Borrower, by e-mail or other written communication, any notice of a material default under any Lease; (g) to Borrower’s knowledge there is no present material default by the Tenant under any Lease; (h) all security deposits under the Leases have been collected by Borrower; (i) Borrower is the sole owner of the entire landlord’s interest in each Lease; (j) each Lease is the valid, binding and enforceable obligation of Borrower and the applicable Tenant thereunder and there are no agreements with the Tenants under the Leases other than as expressly set forth in the Leases; (k) no Person has any possessory interest in, or right to occupy, the Property or any portion thereof except under the terms of a Lease; (l) none of the Tenants have any option or offer to purchase or right of first refusal or right of first offer to purchase the Property or any part thereof; and (m) neither the Leases nor the Rents have been assigned, pledged or hypothecated except to Lender, and no other Person has any interest therein except the Tenants thereunder.

Section 4.26. Filing and Recording Taxes

All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid or will be paid by Borrower, and, under current Legal Requirements, the Mortgage is enforceable in accordance with its terms by Lender (or any subsequent holder thereof) subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 4.27. Management Agreement

Property is self-managed by the Borrower and there is no Management Agreement in place.

Section 4.28. Illegal Activity

No portion of the Property has been or will be purchased, improved, equipped or fixtured with proceeds of any illegal activity, and no part of the proceeds of the Loan will be used in connection with any illegal activity.

Section 4.29. Construction Expenses

To the extent Borrower is liable under the Existing Leases, all costs and expenses of any and all labor, materials, supplies and equipment used in the construction maintenance or repair of the Improvements have been paid in full. To Borrower’s knowledge, there are no claims for payment for work, labor or materials affecting the Property which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents.

Section 4.30. Personal Property

Borrower has paid in full for, and is the owner of, all Personal Property (other than tenants’ property) used in connection with the operation of the Property, free and clear of any and all security interests, liens or encumbrances, except for Permitted Encumbrances and the Lien and security interest created by the Loan Documents.

Section 4.31. Taxes

Borrower and Borrower Principal have filed all federal, state, county, municipal, and city income, personal property and other tax returns required to have been filed by them and have paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by them. Neither Borrower nor Borrower Principal knows of any basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

Section 4.32. Title

Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances. None of the Permitted Encumbrances, individually or in the aggregate, materially interferes with the benefits of the security intended to be provided by the Loan Documents, materially and adversely affects the value of the Property, impairs the use or the operation of the Property or impairs Borrower’s ability to pay its obligations in a timely manner. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the Property, subject only to Permitted Encumbrances and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms hereof, in each case subject only to Permitted Encumbrances. To Borrower’s knowledge, there are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.

Section 4.33. Federal Reserve Regulations

No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or prohibited by the terms and conditions of this Agreement or the other Loan Documents.

Section 4.34. Investment Company Act

Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 4.35. Reciprocal Easement Agreements

(a) To Borrower’s knowledge neither Borrower, nor any other party is currently in default (nor has any notice been given or received with respect to an alleged or current default) under any of the terms and conditions of the REA, and the REA remains unmodified and in full force and effect;

(b) To Borrower’s knowledge all easements granted pursuant to the REA which were to have survived the site preparation and completion of construction (to the extent that the same has been completed), remain in full force and effect and have not been released, terminated, extinguished or discharged by agreement or otherwise;

(c) To Borrower’s knowledge, all sums due and owing by Borrower to the other parties to the REA (or by the other parties to the REA to the Borrower) pursuant to the terms of the REA, including, without limitation, all sums, charges, fees, assessments, costs, and expenses in connection with any taxes, site preparation and construction, non-shareholder contributions, and common area and other property management activities have been paid, are current, and no lien has attached on the Property (or threat thereof been made) for failure to pay any of the foregoing;

(d) To Borrower’s knowledge the terms, conditions, covenants, uses and restrictions contained in the REA do not conflict in any manner with any terms, conditions, covenants, uses and restrictions contained in any Lease or in any agreement between Borrower and occupant of any peripheral parcel, including without limitation, conditions and restrictions with respect to kiosk placement, tenant restrictions (type, location or exclusivity), sale of certain goods or services, and/or other use restrictions; and

(e) To Borrower’s knowledge the terms, conditions, covenants, uses and restrictions contained in each Lease do not conflict in any manner with any terms, conditions, covenants, uses and restrictions contained in the REA, any other Lease or in any agreement between

Borrower and occupant of any peripheral parcel, including without limitation, conditions and restrictions with respect to kiosk placement, tenant restrictions (type, location or exclusivity), sale of certain goods or services, and/or other use restrictions.

Section 4.36. No Change in Facts or Circumstances; Disclosure

All information submitted by Borrower or its agents to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the Property or the business operations or the financial condition of Borrower. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.

Section 4.37. Intellectual Property

All trademarks, trade names and service marks necessary to the business of Borrower as presently conducted or as Borrower contemplates conducting its business are in good standing and, to the extent of Borrower’s actual knowledge, uncontested. Borrower has not infringed, is not infringing, and has not received notice of infringement with respect to asserted trademarks, trade names and service marks of others. To Borrower’s knowledge, there is no infringement by others of trademarks, trade names and service marks of Borrower.

Section 4.38. Compliance with Anti-Terrorism Laws

None of Borrower, Borrower Principal or any Person who Controls Borrower or Borrower Principal currently is identified by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) or otherwise qualifies as a Embargoed Person, and Borrower has implemented procedures to ensure that no Person who now or hereafter owns a direct or indirect equity interest in Borrower or Borrower Principal is an Embargoed Person or is Controlled by an Embargoed Person. None of Borrower or Borrower Principal is in violation of any applicable law relating to anti-money laundering or anti-terrorism, including, without limitation, those related to transacting business with Embargoed Persons or the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, U.S. Public Law 107-56, and the related regulations issued thereunder, including temporary regulations (collectively, as the same may be amended from time to time, the “Patriot Act”). To Borrower’s knowledge, no tenant at the Property is currently identified by OFAC or otherwise qualifies as an Embargoed Person, or is owned or Controlled by an Embargoed Person. Borrower has implemented procedures to ensure that no tenant at the Property is currently identified by OFAC or otherwise qualifies as an Embargoed Person, or is owned or Controlled by an Embargoed Person.

Section 4.39. Patriot Act

Neither Borrower nor Borrower Principal shall (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the list maintained by OFAC and accessible through the OFAC website) that prohibits or limits any lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower and Borrower Principal, or (b) fail to provide documentary and other evidence of Borrower’s identity as may be requested by any lender at any time to enable any lender to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, the Patriot Act. In addition, Borrower hereby agrees to provide to Lender any additional information reasonably available to Borrower that Lender deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

Section 4.40. Brokers and Financial Advisors

Neither Borrower nor Lender has dealt with any financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement.

Section 4.41. Survival

Borrower agrees that, unless expressly provided otherwise, all of the representations and warranties of Borrower set forth in this Article 4 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any portion of the Debt remains owing to Lender. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE 5

BORROWER COVENANTS

From the date hereof and until repayment of the Debt in full and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

Section 5.1. Existence; Compliance with Requirements

Subject to Borrower’s rights and responsibilities as landlord under the Leases:

(a) Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to it and the Property. Borrower hereby covenants and agrees not to commit, or knowingly permit or suffer to exist any act or omission affording any Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower shall at all times maintain, preserve and protect all franchises and trade names (if any) used in connection with the operation of the Property.

(b) After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the Legal Requirements affecting the Property, provided that (i) no Default or Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower or the Property is subject and shall not constitute a default thereunder; (iii) neither the Property, any part thereof or interest therein, any of the tenants or occupants thereof, nor Borrower shall be affected in any material adverse way as a result of such proceeding; (iv) non-compliance with the Legal Requirements shall not impose civil or criminal liability on Borrower or Lender; (v) Borrower shall have furnished the security as may be required in the proceeding or as reasonably requested by Lender to ensure compliance by Borrower with the Legal Requirements; and (vi) Borrower shall have furnished to Lender all other items reasonably requested by Lender.

Section 5.2. Maintenance and Use of Property

Subject to Borrower’s rights and responsibilities as landlord under the Leases (including any restrictions or limitations contained therein), Borrower shall cause the Property to be maintained in a good, safe and insurable condition and in compliance with all applicable Legal Requirements, and shall promptly make all repairs to the Property, above grade and below grade, interior and exterior, structural and nonstructural, ordinary and extraordinary, unforeseen and foreseen. All repairs made by Borrower shall be made with first-class materials, in a good and workmanlike manner, shall be equal or better in quality and class to the original work and shall comply with all applicable Legal Requirements and insurance requirements. The Improvements and the Personal Property shall not be removed, demolished or other than in accordance with the provisions of Section 5.21, materially altered (except for normal replacement of the Personal Property) without the prior written consent of Lender. If under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use, Borrower will not cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express written consent of Lender. Notwithstanding the foregoing in this Section 5.2, Borrower’s rights and obligations are subject to the applicable provisions of the applicable Lease and Tenant’s rights thereunder. To the extent the obligations set forth in this Section 5.2 are the responsibility of Tenant pursuant to the applicable Lease, Borrower shall be deemed to be in compliance with this Section 5.2 so long as Tenant is not in default under the applicable Lease or, if the Tenant is in default under the applicable Lease after any applicable notice and cure period, for the obligations above, Borrower is asserting its rights and is using commercially reasonable efforts to enforce Tenant’s obligations under the applicable Lease; provided, however, that the foregoing shall in no way limit Borrower’s obligations under this Section 5.2 and the Loan Documents.

Section 5.3. Waste

Borrower shall not commit or suffer any waste of the Property or make any change in the use of the Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of the Property, or take any action that might invalidate or give cause for cancellation of any Policy, or do or permit to be done thereon anything that may in any way impair the value of the Property or the security for the Loan. Borrower will not, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Property, regardless of the depth thereof or the method of mining or extraction thereof.

Section 5.4. Taxes and Other Charges

(a) Subject to sub-section (c) below, Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 9.6 hereof. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges at least five (5) days prior to the date the same shall become delinquent (provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes are being paid by Lender pursuant to Section 9.6 hereof or are otherwise the responsibility of Tenants under the applicable Leases). Borrower shall not suffer and shall promptly cause to be paid and discharged (either on its own behalf or any behalf of the Tenant) any Lien or charge whatsoever which may be or become a Lien or charge against the Property within ten (10) Business Days, and shall promptly pay for all utility services provided to the Property, unless such amounts are the responsibility of Tenants under the applicable Leases. If Borrower shall fail to pay any Taxes or Other Charges in accordance with this Section 5.4 and is not contesting or causing a contesting of such Taxes or Other Charges in accordance with Section 5.4(b) below, or if there are insufficient funds in the Tax and Insurance Reserve Account to pay any Taxes or Other Charges, Lender shall have the right, but shall not be obligated, to pay such Taxes or Other Charges, and Borrower shall repay to Lender, on demand, any amount paid by Lender, with interest thereon at the Default Rate from the date of the advance thereof to the date of repayment, and such amount shall constitute a portion of the Debt secured by the Mortgage.

(b) After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property (unless Borrower first pays the Imposition or charge); (vi) Borrower shall furnish such security as may be required in the proceeding, or deliver to Lender such reserve deposits as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon (unless Borrower has paid all of the Taxes or Other Charges under protest); (vii) failure to pay such Taxes or Other Charges will not subject Lender to any civil or criminal liability; (viii) such contest shall not affect the ownership, use or occupancy of the Property; and (ix) Borrower shall, upon request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) –(viii) of this Section 5.4(b). Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.

(c) Notwithstanding the foregoing in this Section 5.4, Borrower’s rights and obligations are subject to the applicable provisions of the applicable Lease and Tenant’s rights thereunder. To the extent the obligations set forth in this Section 5.4 are the responsibility of Tenant pursuant to the applicable Lease, Borrower shall be deemed to be in compliance with this Section 5.4 so long as Tenant is not in default under the applicable Lease or, if the Tenant is in default under the applicable Lease after any applicable notice and cure period, for the obligations above, Borrower is asserting its rights and is using commercially reasonable efforts to enforce Tenant’s obligations under the applicable Lease; provided, however, that the foregoing shall in no way limit Borrower’s obligations under this Section 5.4 and the Loan Documents.

Section 5.5. Litigation

Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against any of Borrower or the Property which might materially adversely affect either Borrower’s condition (financial or otherwise) or business or the Property.

Section 5.6. Access to Property

Subject to the rights of Tenants under Leases, Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

Section 5.7. Notice of Default

Borrower shall promptly advise Lender of any material adverse change in the condition (financial or otherwise) of Borrower, any Borrower Principal or the Property or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

Section 5.8. Cooperate in Legal Proceedings

Borrower shall at Borrower’s expense cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may adversely affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

Section 5.9. Performance by Borrower

Subject to the rights of the respective parties to the applicable Lease, Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision to be observed and performed by Borrower under this Agreement and the other Loan Documents and any other agreement or instrument affecting or pertaining to the Property and any amendments, modifications or changes thereto.

Section 5.10. Awards; Insurance Proceeds

Subject to the rights of the respective parties to the applicable Lease, Borrower shall cooperate with Lender in obtaining for Lender and Borrower the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any reasonable and customary expenses incurred in connection therewith (including reasonable, actual attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of a Casualty or Condemnation affecting the Property or any part thereof) out of such Awards or Insurance Proceeds.

Section 5.11. Financial Reporting

(a) Borrower and Borrower Principal shall keep adequate books and records of account in accordance with GAAP (or such other method of accounting acceptable to Lender), consistently applied and Borrower shall furnish to Lender:

(i) quarterly (and prior to a Securitization, if requested by Lender, monthly) rent rolls, prepared and certified by Borrower in the form reasonably required by Lender, detailing the names of all Tenants of the Improvements, the portion of Improvements (in terms of square footage) occupied by each Tenant, the base rent, additional rent and any other charges payable under each Lease (including annual store sales required to be reported by Tenant under any Lease), and the term of each Lease, including the commencement and expiration dates and any tenant extension, expansion or renewal options, the extent to which any Tenant is in default under any Lease, and any other information as is reasonably required by Lender, within forty-five (45) days after the end of each calendar quarter;

(ii) quarterly (and prior to a Securitization, if requested by Lender, monthly), including year-to-date, and annual operating statements of the Property, prepared and certified by Borrower in the form reasonably required by Lender, detailing the revenues received, the expenses incurred, the net operating income before and after debt service (principal and interest) and capital expenditures and containing such other information as is necessary and sufficient to fairly represent the financial position and results of operation of the Property, as well as a comparison of budgeted revenues and expenses to actual revenues and expenses (together with a detailed explanation of any variance of ten percent (10%) or more), within forty-five (45) days after the end of each calendar quarter;

(iii) subject to Section 5.11(g) herein, annual balance sheets, profit and loss statements, statements of cash flows, and statements of change in financial position of Borrower and Borrower Principal in the form reasonably required by Lender, prepared and certified by Borrower and Borrower Principal (or if required by Lender, after an Event of Default, annual audited financial statements of the Borrower Principal prepared by an independent certified public accountant), within one hundred twenty (120) days after the close of each fiscal year of Borrower and Borrower Principal, as the case may be;

(iv) an Annual Budget not later than thirty (30) days prior to the commencement of each fiscal year of Borrower in form reasonably satisfactory to Lender. In the event that Lender objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower in writing of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed written description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget in full, which approval shall not be unreasonably withheld, conditioned or delayed, the most recent Annual Budget shall apply; provided that, such approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums, utilities expenses and expenses under the Management Agreement (if any); and

(v) a quarterly calculation of the Debt Service Coverage Ratio for the immediately preceding two (2) calendar quarters as of the last day of such period, prepared and certified by Borrower in the form reasonably required by Lender, within thirty (30) days of the end of the quarter.

(b) Upon request from Lender, Borrower shall promptly furnish to Lender:

(i) an accounting of all security deposits held in connection with any Lease of any part of the Property, including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name of the Person to contact at such financial institution, along with any authority or release necessary for Lender to obtain information regarding such accounts directly from such financial institutions; and

(ii) a report of all letters of credit provided by any Tenant in connection with any Lease of any part of the Property, including the account numbers of such letters of credit, the names and addresses of the financial institutions that issued such letters of credit and the names of the Persons to contact at such financial institutions, along with any authority or release necessary for Lender to obtain information regarding such letters of credit directly from such financial institutions.

(c) Borrower shall furnish Lender with such other additional financial or management information (including state and federal tax returns) as may, from time to time, be reasonably required by Lender in form and substance reasonably satisfactory to Lender (including, without limitation, any financial reports required to be delivered by any Tenant or any guarantor of any

Lease pursuant to the terms of such Lease or otherwise in Borrower’s possession), and shall furnish to Lender and its agents convenient facilities for the examination and audit of any such books and records at Borrower’s principal place of business.

(d) All items requiring the certification of Borrower shall, except where Borrower is an individual, require a certificate executed by an authorized officer of Borrower or the general partner or managing member of Borrower, as applicable, and shall contain a statement by Borrower as to whether there exists, to Borrower’s knowledge, an Event of Default under the Loan Documents, and if an Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(e) Without limiting any other rights available to Lender under this Loan Agreement or any of the other Loan Documents, in the event Borrower shall fail to timely furnish Lender any financial document or statement in accordance with this Section 5.11, Lender shall provide Borrower with a written notice detailing such failure (a “Reporting Default Notice”) and Borrower shall have ten (10) Business Days in which to cure such stated failure. In the event Borrower fails to cure the failure set forth in the Reporting Default Notice during the applicable 10 Business Day period, Borrower shall promptly pay to Lender a non-refundable charge in the amount of $1,000, which amount shall cover all failures set forth in the applicable Reporting Default Notice. The payment of such amount shall not be construed to relieve Borrower of any Event of Default hereunder arising from such failure.

(f) Borrower’s reporting requirements pursuant to this Section 5.11 may be satisfied by providing Lender with the consolidated financial statements prepared in accordance with GAAP (or such other method of accounting acceptable to Lender) of Holdings certified by Borrower and Borrower Principal in the form reasonably required by Lender.

(g) Notwithstanding anything to the contrary contained herein or in the other Loan Documents, except as set forth in Section 5.11(a)(iii), Borrower Principal’s reporting requirements hereunder, including any requirements with respect to the form or the preparation and audit thereof, shall be satisfied so long as Borrower Principal remains a publicly listed company and makes required Exchange Act Filings.

Section 5.12. Estoppel Statement

(a) After request by Lender, Borrower shall within fifteen (15) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Note, (ii) the rate of interest on the Note, (iii) the unpaid principal amount of the Note, (iv) the date installments of interest and/or principal were last paid, (v) the Maturity Date, (vi) any offsets or defenses to the payment of the Debt, if any, and (vii) that the Note, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(b) Borrower shall use its commercially reasonable efforts (without any obligation to commence any legal proceeding) to deliver to Lender, consistent with the terms of the Leases, promptly upon request, duly executed estoppel certificates from any one or more Tenants as required by Lender attesting to such facts regarding the related Lease as Lender may require, including, but not limited to attestations that each Lease covered thereby is in full force and effect with no defaults thereunder on the part of any party, that none of the Rents have been paid more than one month in advance, except as security, and that the Tenant claims no defense or offset against the full and timely performance of its obligations under the Lease.

Section 5.13. Leasing Matters

(a) Borrower may enter into a proposed Lease (including the renewal or extension of an existing Lease (a “Renewal Lease”)) without the prior written consent of Lender, provided such proposed Lease or Renewal Lease (i) provides for rental rates and terms comparable to existing local market rates and terms (taking into account the type and quality of the tenant) as of the date such Lease is executed by Borrower (unless, in the case of a Renewal Lease, the rent payable during such renewal, or a formula or other method to compute such rent, is provided for in the original Lease), (ii) is an arm’s-length transaction with a bona fide, independent third party tenant, (iii) does not have a materially adverse effect on the value of the Property taken as a whole, (iv) is subject and subordinate to the Mortgage and the Tenant thereunder agrees to attorn to Lender, (v) does not contain any option, offer, right of first refusal, right of first offer or other similar right to acquire all or any portion of the Property, unless the Tenant thereunder is a credit tenant, such proposed Lease or Renewal Lease is a triple net lease and such option, offer, right of first refusal, right of first offer or other similar right to acquire all or any portion of the Property is subordinate to Lender’s interest in the Property and at a foreclosure or other similar sale, (vi) has a base term of (A) more than ten (10) years and (B) less than thirty (30) years including options to renew, (vii) has no rent, credits, free rents or concessions granted thereunder other than those which are reasonable and customary and comparable to existing local market terms, (viii) is written on the standard form of lease approved by Lender with such reasonable and customary modifications as would not have a material and adverse affect on the value of the Property, and (ix) is not a Major Lease. All proposed Leases which do not satisfy the requirements set forth in this subsection shall be subject to the prior approval of Lender and its counsel, at Borrower’s expense. Borrower shall promptly deliver to Lender copies of all Leases which are entered into pursuant to this subsection together with Borrower’s certification that it has satisfied all of the conditions of this Section.

(b) Borrower (i) shall observe and perform all the obligations imposed upon the landlord under the Leases and shall not do or permit to be done anything to impair the value of any of the Leases as security for the Debt; (ii) shall promptly send copies to Lender of all written notices of default which Borrower shall send or receive thereunder; (iii) shall enforce all of the material terms, covenants and conditions contained in the Leases upon the part of the tenant thereunder to be observed or performed; (iv) shall not collect any of the Rents more than one (1) month in advance (except security deposits shall not be deemed Rents collected in advance); (v) shall not execute any other assignment of the landlord’s interest in any of the Leases or the Rents; and (vi) shall not consent to any assignment of or subletting under any Leases not in accordance with their terms, without the prior written consent of Lender.

(c) Borrower may, without the prior written consent of Lender, amend, modify or waive the provisions of any Lease or terminate, reduce Rents under, accept a surrender of space under, or shorten the term of, any Lease (including any guaranty, letter of credit or other credit support with respect thereto) provided that (i) such action (taking into account, in the case of a termination, reduction in rent, surrender of space or shortening of term, the planned alternative use of the affected space) does not have a materially adverse effect on the value of the Property taken as a whole, (ii) such action is in the normal course of business and in a manner which is consistent with sound and customary leasing and management practices for similar properties in the community in which the Property is located, and (iii) such Lease, as amended, modified or waived, is otherwise in compliance with the requirements of this Agreement and any subordination agreement binding upon Lender with respect to such Lease. A termination of a Lease with a tenant who is in default beyond applicable notice and grace periods shall not be considered an action which has a materially adverse effect on the value of the Property taken as a whole. Any amendment, modification, waiver, termination, rent reduction, space surrender or term shortening which does not satisfy the requirements set forth in this subsection shall be subject to the prior written approval of Lender (not to be unreasonably withheld or delayed), at Borrower’s expense. Borrower shall promptly deliver to Lender copies of amendments, modifications and waivers which are entered into pursuant to this subsection together with Borrower’s certification that it has satisfied all of the conditions of this subsection.

(d) Notwithstanding anything contained herein to the contrary, Borrower shall not, without the prior written consent of Lender, enter into, renew, extend, amend, modify, waive any provisions of, terminate, reduce Rents under, accept a surrender of space under, or shorten the term of any Major Lease in a manner that would have a material adverse effect on the applicable Borrower or the applicable Property (a “Material Lease Event”). For the purposes hereof, any extension shall not be deemed to be a Material Lease Event; provided such extension is in accordance with the terms of the applicable Lease or on terms which are reasonable and customary and comparable to existing local market terms. Borrower shall provide Lender with a copy of the proposed Major Lease, or amendment, or modification thereto (whether it is material or non-material) and with respect to any Material Lease Event shall provide Lender with all information reasonably necessary to evaluate the proposed Material Lease Event and, Lender shall have ten (10) Business Days in which to approve or reject (any such rejection stating with reasonable particularity the reasons for such rejection) such Material Lease Event. In the event that Lender fails to respond to any such request requiring Lender’s approval within such ten (10) Business Day period, Borrower shall provide Lender with an additional notice and request for approval. If Lender does not respond to such subsequent notice and request for approval in writing rejecting such request (any such rejection stating with reasonable particularity the reasons for such rejection), within five (5) Business Days of such subsequent request, Lender shall be deemed to have approved such request. Borrower and the applicable Tenant shall be entitled to rely conclusively on such deemed approval. Any request submitted in connection with a Material Lease Event shall contain a legend in capitalized bold letters on the top of the cover page stating: “THIS IS A REQUEST FOR CONSENT TO A [PROPOSED MAJOR LEASE] [AMENDMENT TO A LEASE] [MODIFICATION TO A LEASE]. LENDER’S RESPONSE IS REQUESTED WITHIN TEN (10) BUSINESS DAYS.” Any additional notice shall contain a legend in capitalized bold letters on the top of the cover page stating: “THIS IS A REQUEST FOR CONSENT TO A [PROPOSED MAJOR LEASE] [AMENDMENT TO A LEASE] [MODIFICATION TO A LEASE]. LENDER’S RESPONSE IS REQUESTED WITHIN FIVE (5) BUSINESS DAYS. LENDER’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN LENDER’S CONSENT BEING DEEMED TO HAVE BEEN GRANTED.”

(e) Notwithstanding anything contained herein to the contrary, Borrower shall not, without the prior written consent of Lender, enter into, renew, extend, amend, modify, waive any provisions of, terminate, reduce Rents under, accept a surrender of space under, or shorten the term of any Lease during a Cash Sweep Period.

Section 5.14. Property Management

(a) As of the date hereof, Borrower self-manages the Property. In the event that the Borrower should ever elect to employ a Manager for the management of the Property, subject to Section 5.14 hereof, Borrower shall (i) promptly perform and observe all of the covenants required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any default under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of any notice of default or other material notice received by Borrower under the Management Agreement; (iv) promptly give notice to Lender of any notice or information that Borrower receives which indicates that Manager is terminating the Management Agreement or that Manager is otherwise discontinuing its management of the Property; and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement. If at any time Lender consents to the appointment of a new manager, such new manager and Borrower shall, as a condition of Lender’s consent and subject to Section 5.14 hereof, execute (i) a management agreement in form and substance acceptable to Lender, and (ii) a subordination of management agreement in a form acceptable to Lender.

(b) In the event that the Borrower should ever elect to employ a Manager for the management of the Property, subject to Section 5.14 hereof, Lender shall have the right to require Borrower to replace the Manager if at any time, (i) Manager shall become insolvent or a debtor in a bankruptcy proceeding; (ii) an Event of Default has occurred and is continuing; (iii) a default has occurred and is continuing under the Management Agreement, or (iv) Manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds, Borrower shall, at the request of Lender, terminate the Management Agreement upon thirty (30) days prior notice to Manager and replace Manager with a Manager selected by Borrower and approved by Lender on terms and conditions satisfactory to Lender, it being understood and agreed that the management fee for such replacement manager shall not exceed then prevailing market rates.

(c) In addition to the foregoing, in the event that Lender, in Lender’s reasonable discretion, at any time prior to the termination of the Assignment of Management Agreement, determines that the Property is not being managed in accordance with generally accepted management practices for projects similarly situated, Lender may deliver written notice thereof to Borrower and Manager, which notice shall specify with particularity the grounds for Lender’s determination. If Lender reasonably determines that the conditions specified in Lender’s notice are not remedied to Lender’s reasonable satisfaction by Borrower or Manager within thirty (30) days from the date of such notice or that Borrower or Manager have failed to diligently undertake correcting such conditions within such thirty (30) day period, Lender may direct Borrower to terminate the Management Agreement and to replace Manager with a Manager approved by Lender on terms and conditions satisfactory to Lender, it being understood and agreed that the management fee for such replacement manager shall not exceed then prevailing market rates.

(d) In the event that the Borrower should ever elect to employ a Manager for the management of the Property, subject to Section 5.14 hereof, Borrower shall not, without the prior written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed): (i) surrender, terminate or cancel the Management Agreement or otherwise replace Manager or enter into any other management agreement with respect to the Property unless Manager is in default under the Management Agreement (if any); (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect. In the event that Borrower replaces Manager at any time during the term of Loan pursuant to this subsection, such Manager shall be approved by Lender on terms and conditions satisfactory to Lender, which approval shall not be unreasonably withheld, conditioned or delayed.

(e) In the event that the Borrower should ever elect to employ an affiliate or third party management company for the management of the Property, Borrower agrees (i) that such management company must be approved by Lender, which approval may be granted or denied in Lender’s sole discretion, (ii) the management agreement shall be subject to the prior written approval of the Lender, which approval may be granted or denied in Lender’s sole discretion, (iii) that such management company shall not receive a management fee greater than 1% of gross collected rents from the Property, and (iv) to execute (and to cause such management company to execute) an Assignment of Management Agreement.

(f) Upon the occurrence of an Event of Default, Borrower acknowledges that Lender reserves the right to require Borrower to employ a property manager (subject to the qualifications set forth in Section 5.14(e) above) to manage the Property if such management by Borrower, in Lender’s sole discretion, is inadequate.

Section 5.15. Liens

Subject to Borrower’s right to contest same pursuant to the terms of the Mortgage, Borrower shall not, without the prior written consent of Lender, create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except Permitted Encumbrances.

Section 5.16. Debt Cancellation

Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person if such cancellation or forgiveness has a material adverse effect on Borrower or the current and/or intended operation of the Property, except for adequate consideration or in the ordinary course of Borrower’s business (including Borrower’s determination that any account receivable is uncollectable).

Section 5.17. Zoning

Borrower shall not (i) initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or (ii) use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, in each case without the prior written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 5.18. ERISA

(a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(3) of ERISA; (ii) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true:

(A) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(B) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(C) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

Section 5.19. No Joint Assessment

Borrower shall not suffer, permit or initiate the joint assessment of the Property with (a) any other real property constituting a tax lot separate from the Property, or (b) any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

Section 5.20. Reciprocal Easement Agreements

Subject to any applicable restrictions or requirements in any Existing Lease, Borrower shall not enter into, terminate or modify any REA without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Borrower shall enforce, comply with, and cause each of the parties to the REA to comply with all of the material economic terms and conditions contained in the REA.

Section 5.21. Alterations

Except for any alterations required to be made by Borrower or permitted to be made by any Tenant pursuant to any Lease, Lender’s prior written approval shall be required in connection with any alterations to any Improvements, exclusive of alterations to tenant spaces required under any Lease, (a) that may have a material adverse effect on the Property, (b) that are structural in nature (unless relating solely to non-load bearing interior walls) or have an adverse affect on any utility or HVAC system contained in the Improvements or the exterior of any building constituting a part of any Improvements or (c) that, together with any other alterations undertaken at the same time (including any related alterations, improvements or replacements), are reasonably anticipated to have a cost in excess of the Alteration Threshold. If the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements shall at any time exceed the Alteration Threshold, Borrower shall (if required by Lender) promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) direct non-callable obligations of the United States of America or other obligations which are “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, to the extent acceptable to the applicable Rating Agencies, (iii) other securities acceptable to Lender and the Rating Agencies, or (iv) a completion bond, provided that such completion bond is acceptable to Lender and the Rating Agencies. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements over the Alteration Threshold.

Section 5.22. Intentionally Omitted

ARTICLE 6

ENTITY COVENANTS

Section 6.1. Single Purpose Entity/Separateness

Until the Debt has been paid in full, Borrower represents, warrants and covenants as follows:

(a) Borrower has not and will not:

(i) engage in any business or activity other than the acquisition, development, ownership, operation, leasing, managing and maintenance of the Property, and activities incidental thereto;

(ii) acquire or own any assets other than (A) the Property, and (B) such incidental Personal Property as may be necessary for the operation of the Property;

(iii) merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(iv) (i) fail to observe all material organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation (to the extent the Property generates sufficient cash flow to do so), or (ii) without the prior written consent of Lender, amend, modify, terminate or fail to comply with the provisions of its organizational documents in any material manner;

(v) own any subsidiary, or make any investment in, any Person;

(vi) except as contemplated by the Loan Documents with respect to co-borrowers under the Loan, commingle its assets with the assets of any other Person, or permit any Affiliate or constituent party independent access to its bank accounts;

(vii) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the Debt, (B) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (1) unsecured, (2) not evidenced by a note, (3) on commercially reasonable terms and conditions, and (4) due not more than ninety (90) days past the date incurred and paid on or prior to such date unless Borrower is disputing such amounts owed in good faith (such amounts not to exceed $500,000 at any one time in the aggregate), and/or (C) financing leases and purchase money indebtedness incurred in the ordinary course of business relating to Personal Property on commercially reasonable terms and conditions; provided, however, the aggregate amount of the indebtedness described in (B) and (C) shall not exceed at any time two percent (2%) of the outstanding principal amount of the Note with respect to any individual Borrower;

(viii) fail to maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person; except that Borrower’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of an Affiliate, provided that (A) appropriate notation shall be made on such consolidated financial statements to indicate the separate identity of Borrower from such Affiliate and that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person, and (B) Borrower’s assets, liabilities and net worth shall also be listed on Borrower’s own separate balance sheet;

(ix) except for capital contributions or capital distributions permitted under the terms and conditions of the Borrower’s organizational documents and properly reflected on its books and records, enter into any transaction, contract or agreement with any general partner, member, shareholder, principal, guarantor of the obligations of Borrower, or any Affiliate of the foregoing, except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(x) maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xi) except as contemplated by the Loan Documents with respect to co-borrowers under the Loan, assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets to secure the obligations of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(xii) make any loans or advances to any Person (and for purposes of clarity, this shall not include distributions to the direct or indirect members of Borrower);

(xiii) fail to (A) file its own tax returns separate from those of any other Person, except to the extent that Borrower is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable Legal Requirements, and (B) pay any taxes required to be paid under applicable Legal Requirements (to the extent the Property generates sufficient cash flow to do so); provided, however, that the Borrower shall not have any obligation to reimburse its equityholders or their Affiliates for any taxes that such equityholders or their Affiliates may incur as a result of any profits or losses of the Borrower;

(xiv) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity;

(xv) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, that the foregoing shall not require Borrower’s members, Borrower Principal, partners or shareholders to make additional capital contributions to Borrower;

(xvi) if it is a partnership or limited liability company, without the unanimous written consent of all of its partners or members, as applicable, and the written consent of 100% of the managers of Borrower, including, without limitation, each Independent Director, take any Material Action or action that would cause such entity to become insolvent;

(xvii) fail to allocate shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses and to use separate stationery, invoices and checks;

(xviii) fail to intend to remain solvent or, except as contemplated by the Loan Documents with respect to co borrowers under the Loan, pay its own liabilities (including, without limitation, salaries of its own employees) only from its own funds; provided, however, that the foregoing shall not require Borrower’s members, Borrower Principal, partners or shareholders to make additional capital contributions to Borrower; or

(xix) acquire obligations or securities of its partners, members, shareholders or other affiliates, as applicable;

(xx) intentionally omitted;

(xxi) fail to maintain and use separate stationery, invoices and checks bearing its own name to the extent such Borrower is providing written notices, invoices and checks; or

(xxii) have any of its obligations guaranteed by an Affiliate, except as contemplated by the Loan Documents with respect to co-borrowers or Borrower Principal under the Loan.

(b) If Borrower is a partnership or limited liability company, each general partner in the case of a partnership, or the managing member in the case of a limited liability company (each an “SPE Component Entity”) of Borrower, as applicable, shall be a corporation or a limited liability company whose sole asset is its interest in Borrower, provided that if such SPE Component Entity is a limited liability company, each of its managing members shall also be a SPE Component Entity. Each SPE Component Entity (i) will at all times comply with each of the covenants, terms and provisions contained in Section 6.1(a)(iii) - (vi) and (viii) - (xxi), as if such representation, warranty or covenant was made directly by such SPE Component Entity; (ii) will not engage in any business or activity other than owning an interest in Borrower; (iii) will not acquire or own any assets other than its partnership, membership, or other equity interest in Borrower; (iv) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation); and (v) will cause Borrower to comply with the provisions of this Section 6.1 and Section 6.4. Prior to the withdrawal or the disassociation of any SPE Component Entity from Borrower, Borrower shall immediately appoint a new general partner or managing member whose articles of incorporation or limited liability company agreement, as applicable, are substantially similar to those of such SPE Component Entity. Lender acknowledges that as of the Closing Date, Holdings satisfies the requirement of the SPE Component Entity, and Holdings will at all times comply with the provisions of Sections 6.1(c) and 6.1(d) below.

(c) In the event Borrower and/or SPE Component Entity is a single-member Delaware limited liability company, the limited liability company agreement of Borrower and/or SPE Component Entity (the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the sole member of Borrower and/or SPE Component Entity (“Member”) to cease to be the member of Borrower and/or SPE Component Entity (other than (A) upon an assignment by Member of all of its limited liability company interest in Borrower and/or SPE Component Entity and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of Borrower and/or SPE Component Entity, in either case in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Director of Borrower and/or SPE Component Entity (“Special Member”) shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower and/or SPE Component Entity, automatically be admitted to Borrower and/or SPE Component Entity and shall continue Borrower and/or SPE Component Entity without dissolution and (ii) Special Member may not resign from Borrower and/or SPE Component Entity or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to Borrower and/or SPE Component Entity as Special Member in accordance with requirements of Delaware law and (B) such successor Special Member has also accepted its appointment as an Independent Director. The LLC Agreement shall further provide that (i) Special Member shall automatically cease to be a member of Borrower and/or SPE Component Entity upon the admission to Borrower and/or SPE Component Entity of a substitute Member, (ii) Special Member shall be a member of Borrower and/or SPE Component Entity that has no interest in the profits, losses and capital of Borrower and/or SPE Component Entity and has no right to receive any distributions of Borrower and/or SPE Component Entity assets, (iii) pursuant to Section 18-301 of the Delaware Limited Liability Company Act (the “Act”), Special Member shall not be required to make any capital contributions to Borrower and/or SPE Component Entity and shall not receive a limited liability company interest in Borrower and/or SPE Component Entity, (iv) Special Member, in its capacity as Special Member, may not bind Borrower and/or SPE Component Entity, and (v) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower and/or SPE Component Entity, including, without limitation, the merger, consolidation or conversion of Borrower and/or SPE Component Entity; provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by the Loan Documents or the LLC Agreement. In order to implement the admission to Borrower and/or SPE Component Entity of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to Borrower and/or SPE Component Entity as Special Member, Special Member shall not be a member of Borrower and/or SPE Component Entity.

(d) In the event Borrower and/or SPE Component Entity is a single-member Delaware limited liability company, the LLC Agreement shall provide that upon the occurrence of any event that causes the Member to cease to be a member of Borrower and/or SPE Component Entity, to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Borrower and/or SPE Component Entity, agree in writing (i) to continue Borrower and/or SPE Component Entity and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower and/or SPE Component Entity, effective as of the occurrence of the event that terminated the continued membership of Member of Borrower and/or SPE Component Entity in Borrower and/or SPE Component Entity. Any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of Borrower and/or SPE Component Entity and upon the occurrence of such an event, the business of Borrower and/or SPE Component Entity shall continue without dissolution. The LLC Agreement shall provide that each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower and/or SPE Component Entity upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower and/or SPE Component Entity.

(e) The organizational documents of Borrower and SPE Component Entity shall provide an express acknowledgment that Lender is an intended third-party beneficiary of the “special purpose” provisions of such organizational documents.

(f) Lender acknowledges that as of the Closing Date, Holdings satisfies the requirement of the SPE Component Entity and the provisions of Sections 6.1(c) and 6.1(d) above.

Section 6.2. Change of Name, Identity or Structure

Borrower shall not change or permit to be changed (a) Borrower’s name, (b) Borrower’s identity (including its trade name or names), (c) Borrower’s principal place of business set forth on the first page of this Agreement, (d) the corporate, partnership or other organizational structure of Borrower, or SPE Component Entity, (e) Borrower’s state of organization, or (f) Borrower’s organizational identification number, without in each case notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s structure, without first obtaining the prior written consent of Lender. In addition, Borrower shall not change or permit to be changed any organizational documents of Borrower or SPE Component Entity if such change would adversely impact the covenants set forth in Section 6.1 and 6.4 hereof. Borrower authorizes Lender to file any financing statement or financing statement amendment required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property. If Borrower does not now have an organizational identification number and later obtains one, or if the organizational identification number assigned to Borrower subsequently changes, Borrower shall promptly notify Lender of such organizational identification number or change.

Section 6.3. Business and Operations

Borrower will qualify to do business and will remain in good standing under the laws of the State as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.

Section 6.4. Independent Director

The organizational documents of SPE Component Entity shall include the following provisions: (a) at all times there shall be, and Borrower shall cause there to be, at least one Independent Director; (b) the board of directors of such SPE Component Entity shall not take any action which, under the terms of any certificate of incorporation, by-laws or any voting trust agreement with respect to any common stock, requires unanimous vote of the board of directors of such SPE Component Entity unless at the time of such action there shall be at one member of the board of directors who is an Independent Director; (c) such SPE Component Entity shall not, without the unanimous written consent of its board of directors including the Independent Director, on behalf of itself or Borrower, take any Material Action or any action that might cause such entity to become insolvent, and when voting with respect to such matters, the Independent Director shall consider only the interests of the Borrower, including its creditors; and (d) no Independent Director of such SPE Component Entity may be removed or replaced unless such SPE Component Entity provides Lender with not less than three (3) Business Days’ prior written notice of (i) any proposed removal of an Independent Director, together with a statement as to the reasons for such removal, and (ii) the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director. No resignation or removal of an Independent Director shall be effective until a successor Independent Director is appointed and has accepted his or her appointment No Independent Director may be removed other than for Cause. “Cause” means, with respect to an Independent Director, (i) acts or omissions by such Independent Director that constitute willful disregard of such Independent Director’s duties as set forth in the Borrower’s organizational documents, (ii) that such Independent Director has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director, (iii) that such Independent Director is unable to perform his or her duties as Independent Director due to death, disability or incapacity, or (iv) that such Independent Director no longer meets the definition of Independent Director.

ARTICLE 7

NO SALE OR ENCUMBRANCE

Section 7.1. Transfer Definitions

For purposes of this Article 7 an “Affiliated Manager” shall mean any managing agent in which Borrower, Borrower Principal, any SPE Component Entity or any affiliate of such entities has, directly or indirectly, any legal, beneficial or economic interest; “Control” shall mean the power to direct the management and policies of a Restricted Party, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise; “Restricted Party” shall mean Borrower, and/or Holdings; and a “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest.

Section 7.2. No Sale/Encumbrance

(a) Except as expressly permitted pursuant to Section 7.3 hereof, Borrower shall not cause or permit a Sale or Pledge of the Property or any part thereof or any legal or beneficial interest therein nor permit a Sale or Pledge of an interest in any Restricted Party (in each case, a “Prohibited Transfer”), other than pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 5.13, without the prior written consent of Lender.

(b) A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents, except with respect to any existing Lease or any Major Lease approved by Lender in accordance with this Agreement; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) if applicable, the removal or the resignation of Manager (including an Affiliated Manager) other than in accordance with Section 5.14.

Section 7.3. Permitted Transfers

Notwithstanding the provisions of Section 7.2, the following transfers shall not be deemed to be a Prohibited Transfer: (a) a transfer by devise or descent or by operation of law upon the death of a member, partner or shareholder of a Restricted Party, so long as Borrower delivers notice to Lender as soon as practicable thereafter and that such Restricted Party is promptly reconstituted, if applicable, following the death of such member, partner or shareholder and there is no change in Control of such Restricted Party as a result of such transfer; (b) transfers for estate planning purposes of an individual’s interests in any Restricted Party to the spouse or any lineal descendant of such individual, or to a trust for the benefit of any one or more of such individual, spouse or lineal descendant, so long as such Restricted Party is reconstituted, if required, following such transfer and there is no change in Control of such Restricted Party as a result of such transfer; (c) the Sale or Pledge, in one or a series of transactions, of not more than forty-nine percent (49%) of the stock, limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party; provided, however, (i) no such transfers shall result in a change in Control in the Restricted Party or change in control of the Property, (ii) following any transfers, Borrower and SPE Component Entity shall continue to satisfy the requirements of Section 6.1 hereof, (iii) as a condition to each such transfer, Lender shall receive not less than thirty (30) days prior written notice of such proposed transfer, and (iv) to the extent such transferee shall own twenty percent (20%) or more of the direct or indirect ownership interests in Borrower immediately following such transfer (provided such transferee owned less than twenty percent (20%) of the direct or indirect ownership interests in Borrower as of the Closing Date), Borrower shall deliver, at Borrower’s sole cost and expense, customary searches (including, without limitation, credit, judgment, lien, litigation, bankruptcy, criminal and watch list) acceptable to Lender with respect to such transferee, or (d) the sale, transfer or issuance of shares of common stock in Borrower Principal, provided the same is publicly traded and listed on the New York Stock Exchange or another nationally recognized publicly traded stock exchange. Notwithstanding the foregoing, any transfer (other than a transfer pursuant to sub-section (d) above) that results in any Person and its Affiliates owning in excess of forty-nine percent (49%) of the ownership interests in a Restricted Party shall comply with the requirements of Section 7.4 hereof.

Section 7.4. Lender’s Rights

Lender reserves the right to condition the consent to a Prohibited Transfer requested hereunder upon, among other things, (a) a modification of the terms hereof and an assumption of the Note and the other Loan Documents as so modified by the proposed Prohibited Transfer, (b) receipt of payment of a transfer fee equal to one percent (1%) of the outstanding principal balance of the Loan and all of Lender’s expenses incurred in connection with such Prohibited Transfer, (c) receipt of written confirmation from the Rating Agencies that the Prohibited Transfer will not result in a downgrade, withdrawal or qualification of the initial, or if higher, then current ratings issued in connection with a Securitization, or if a Securitization has not occurred, any ratings to be assigned in connection with a Securitization, (d) the proposed transferee’s continued compliance with the covenants set forth in this Agreement (including, without limitation, the covenants in Article 6) and the other Loan Documents, (e) a new manager for the Property and a new management agreement satisfactory to Lender, (f) to the extent such transferee shall own twenty percent (20%) or more of the direct or indirect ownership interests in Borrower immediately following such transfer (provided such transferee owned less than twenty percent (20%) of the direct or indirect ownership interests in Borrower as of the Closing Date), delivery by Borrower, at Borrower’s sole cost and expense, customary searches (including without limitation credit, judgment, lien, litigation, bankruptcy, criminal and watch list) acceptable to Lender with respect to such transferee, and (g) the satisfaction of such other conditions and/or legal opinions as Lender shall determine in its sole discretion to be in the interest of Lender. All expenses incurred by Lender shall be payable by Borrower whether or not Lender consents to the Prohibited Transfer. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Prohibited Transfer made without Lender’s consent. This provision shall apply to each and every Prohibited Transfer, whether or not Lender has consented to any previous Prohibited Transfer.

Section 7.5. Assumption

Notwithstanding the foregoing provisions of this Article 7, following the date which is twelve (12) months from the Closing Date, Lender shall not unreasonably withhold condition or delay consent to a transfer of the Property in its entirety to, and the related assumption of the Loan by, any Person (a “Transferee”) provided that each of the following terms and conditions are satisfied:

(a) no Event of Default has occurred and is continuing;

(b) Borrower shall have (i) delivered written notice to Lender of the terms of such prospective transfer not less than forty-five (45) days before the date on which such transfer is scheduled to close and, concurrently therewith, all such information concerning the proposed Transferee as Lender shall reasonably require and (ii) paid to Lender a non-refundable processing fee in the amount of $25,000. Lender shall have the right to approve or disapprove the proposed transfer based on its then current underwriting and credit requirements for similar loans secured by similar properties which loans are sold in the secondary market, such approval not to be unreasonably withheld. In determining whether to give or withhold its approval of the proposed transfer, Lender shall consider the experience and track record of Transferee and its principals in owning and operating facilities similar to the Property, the financial strength of Transferee and its principals, the general business standing of Transferee and its principals and Transferee’s and its principals’ relationships and experience with contractors, vendors, tenants, lenders and other business entities; provided, however, that, notwithstanding Lender’s agreement to consider the foregoing factors in determining whether to give or withhold such approval, such approval shall be given or withheld based on what Lender determines to be commercially reasonable and, if given, may be given subject to such conditions as Lender may deem reasonably appropriate;

(c) Borrower shall have paid to Lender, concurrently with the closing of such transfer, (i) a non-refundable assumption fee in an amount equal to 0.30% for the first transfer and one percent (1.0%) of the then outstanding principal balance of the Note for each subsequent transfer, and (ii) all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees and Rating Agency fees, incurred by Lender in connection with the transfer;

(d) (i) Transferee shall have assumed and agreed to pay the Debt as and when due and shall have assumed all other obligations of Borrower under the Loan Documents subject to the provisions of Article 15 hereof and, prior to or concurrently with the closing of such transfer, Transferee and its constituent partners, members or shareholders as Lender may require, shall have executed, without any cost or expense to Lender, such documents and agreements as Lender shall reasonably require to evidence and effectuate said assumption and (ii) if required by Lender, a Person affiliated with Transferee and acceptable to Lender (a “Transferee Principal”) shall have assumed the obligations of Borrower Principal under the Loan Documents with respect to all acts and events occurring or arising after the transfer of the Property pursuant to this Section 7.5;

(e) Borrower and Transferee, without any cost to Lender, shall furnish any information reasonably requested by Lender for the preparation of, and shall authorize Lender to file, new financing statements and financing statement amendments and other documents to the fullest extent permitted by applicable law, and shall execute any additional documents reasonably requested by Lender;

(f) Borrower shall have delivered to Lender, without any cost or expense to Lender, such endorsements to Lender’s Title Insurance Policy insuring that fee simple or leasehold title to the Property, as applicable, is vested in Transferee (subject to Permitted Encumbrances), hazard insurance endorsements or certificates and other similar materials as Lender may deem necessary at the time of the transfer, all in form and substance satisfactory to Lender;

(g) Transferee shall have furnished to Lender, if Transferee is a corporation, partnership, limited liability company or other entity, all appropriate papers evidencing Transferee’s organization and good standing, and the qualification of the signers to execute the assumption of the Debt, which papers shall include certified copies of all documents relating to the organization and formation of Transferee and of the entities, if any, which are partners or members of Transferee. Transferee and such constituent partners, members or shareholders of Transferee (as the case may be), as Lender shall require, shall comply with the covenants set forth in Article 6 hereof;

(h) Transferee shall assume the obligations of Borrower under any Management Agreement or provide a new management agreement with a new manager which meets with the requirements of Section 5.14 hereof and assign to Lender as additional security such new management agreement;

(i) Transferee shall furnish an opinion of counsel satisfactory to Lender and its counsel (A) that Transferee’s formation documents provide for the matters described in subparagraph (g) above, (B) that the assumption of the Debt has been duly authorized, executed and delivered, and that the Note, the Mortgage, this Agreement, the assumption agreement and the other Loan Documents are valid, binding and enforceable against Transferee in accordance with their terms, (C) that Transferee and any entity which is a controlling stockholder, member or general partner of Transferee, have been duly organized, and are in existence and good standing, and (E) with respect to such other matters as Lender may reasonably request;

(j) if required by Lender, Lender shall have received confirmation in writing from the Rating Agencies that rate the Securities to the effect that the transfer will not result in a qualification, downgrade or withdrawal of any rating initially assigned or to be assigned to the Securities;

(k) Borrower’s obligations under the contract of sale pursuant to which the transfer is proposed to occur shall expressly be subject to the satisfaction of the terms and conditions of this Section 7.5; and

(l) Intentionally omitted.

A consent by Lender with respect to a transfer of the Property in its entirety to, and the related assumption of the Loan by, a Transferee pursuant to this Section 7.5 shall not be construed to be a waiver of the right of Lender to consent to any subsequent Sale or Pledge of the Property. Upon the transfer of the Property pursuant to this Section 7.5, Borrower and Borrower Principal (if a Transferee Principal has assumed the obligations of Borrower Principal under the Loan Documents with respect to all acts and events occurring or arising after the transfer of the Property pursuant to this Section 7.5) shall be relieved of all liability under the Loan Documents for acts, events, conditions, or circumstances occurring or arising after the date of such transfer, except to the extent that such acts, events, conditions, or circumstances are the proximate result of acts, events, conditions, or circumstances that existed prior to the date of such transfer, whether or not discovered prior or subsequent to the date of such transfer. All reasonable out-of-pocket costs and expenses incurred by Lender pursuant to this Section 7.5 shall be payable by Borrower whether or not the transfer contemplated hereunder actually occurs.

Section 7.6. Substitution

Subject to the terms and conditions set forth in this Section 7.6, Borrower may obtain a release of the Lien of the Mortgage (and the related Loan Documents) on any Property (the “Substituted Property”), by substituting therefor another commercial property of like kind and quality acquired by Borrower or an Affiliate thereof (the “Substitute Property”), provided that any such substitution (a “Substitution”) shall be subject, in each case, to the following conditions precedent are satisfied:

(A) The Allocated Loan Amounts for all Properties theretofore released pursuant to this Section 7.6 (and taking into account the then requested Substitution) shall not exceed twenty-five percent (25%) of the original principal amount of the Loan

(B) No Substitution shall occur during the twelve (12) month period preceding the Maturity Date.

(C) Lender shall have received at least sixty (60) days prior written notice requesting the Substitution and identifying the Substitute Property.

(D) Lender shall have received a fee equal to the greater of (a) one third of one percent (0.33%) of the Allocated Loan Amount for the Substituted Property and (b) $15,000, for each Substitution.

(E) Lender shall have received an appraisal of the Substitute Property and Substituted Property, dated no more than sixty (60) days prior to the Substitution date, by an appraiser reasonably acceptable to the Rating Agencies (if the Loan has been Securitized) and Lender.

(F) The fair market value of the Substitute Property shall not be less than one hundred five percent (105%) of the greater of (A) the fair market value of the Substituted Property as of the Closing Date and (B) the fair market value of the Substituted Property as of the date immediately preceding the Substitution, which determination shall be made by Lender based on the appraisals delivered pursuant to clause (E) above.

(G) SPE Component Entity shall transfer its interest in the Substituted Property to a third party and shall assume the interest of the Substitute Property.

(H) The Substitute Property shall be leased to a Tenant with a credit rating (of its guarantor) that is at least equal to the better of (x) the credit rating of the Tenant at the Substituted Property as of the Closing Date and (y) the credit rating of the Tenant of the Substituted Property at the time of Substitution.

(I) The Substitute Property shall be leased (a) for a fixed rent equal to or better than 105% of the rent of the Substituted Property, (b) for a lease term (excluding any option to extend, renew or terminate the lease) of no less than the remaining lease term of the Tenant for the Substituted Property, (c) for a use consistent with that of the Substituted Property and (d) on a NNN basis, with the tenant responsible for all costs and expenses related to the operation and maintenance of the Property, including, but not limited to (i) Replacements, (ii) the payment of taxes and insurance and (iii) obtaining and maintaining insurance, as provided for herein.

(J) If the Loan is part of a Securitization, Lender shall have received (with Borrower’s assistance) confirmation in writing from the Rating Agencies to the effect that such Substitution will not result in a withdrawal, qualification or downgrade of the respective ratings in effect immediately prior to such Substitution for the securities, or any class thereof, issued in connection with the Securitization that are then outstanding. If the Loan is not part of a Securitization, Lender shall have consented in writing to such Substitution, which consent shall not be unreasonably withheld.

(K) No Event of Default shall have occurred and be continuing (unless such Substitution would cure such Event of Default, Lender consents to the Substitution and Borrower pays any and all fees and expenses related to the Event of Default and payable by Borrower pursuant to the terms of this Agreement), and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each Loan Document on Borrower’s part to be observed or performed. Lender shall have received a certificate from Borrower confirming the foregoing, stating that the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of the Substitution with respect to Borrower, the Properties and the Substitute Property and containing any other representations and warranties with respect to Borrower, the Properties, the Substitute Property or the Loan as the Rating Agencies may reasonably require, unless such certificate would be inaccurate, such certificate to be in form and substance reasonably satisfactory to the Rating Agencies.

(L) Borrower shall (A) have executed, acknowledged and delivered to Lender (I) such security instruments and UCC-1 financing statements with respect to the Substitute Property as Lender may reasonably require, together with a letter from Borrower countersigned by a title insurance company acknowledging receipt of such security instruments and financing statements and agreeing to record or file, as applicable, such security instruments and financing statements in the appropriate recording or filing offices so as to effectively create upon such recording and filing valid and enforceable Liens upon the Substitute Property, of the requisite priority, in favor of Lender (or such other trustee as may be desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents and (II) an Environmental Indemnity with respect to the Substitute Property and (B) have caused the Borrower Principal to acknowledge and confirm their respective obligations under the Loan Documents. The required security documents, financing statements and other documents shall be the same in form and substance as the counterparts of such documents executed and delivered with respect to the related Substituted Property subject to modifications reflecting only the Substitute Property as the property that is the subject of such documents and such modifications reflecting the laws of the state in which the Substitute Property is located as are customarily delivered in similar transactions in such state and delivering the opinion as to the enforceability of such documents required pursuant to clause (R) below. The security instrument encumbering the Substitute Property shall secure all amounts evidenced by the Note, provided that in the event that the jurisdiction in which the Substitute Property is located imposes a mortgage recording, intangibles or similar tax and does not permit the allocation of indebtedness for the purpose of determining the amount of such tax payable, the principal amount secured by such security instrument shall be equal to one hundred twenty-five percent (125%) of the allocated loan amount of the Substitute Property. The amount of the Loan allocated to the Substitute Property (such amount being hereinafter referred to as the “Substitute Release Price”) shall equal an amount equal to twenty-five percent (25%) of the then current principal balance of the Loan.

(M) Lender shall have received (A) to the extent available any “tie-in” or similar endorsement to each title insurance policy insuring the Lien of an existing Mortgage as of the date of the Substitution with respect to the title insurance policy insuring the Lien of the Mortgage with respect to the Substitute Property and (B) a title insurance policy (or a marked, signed and redated commitment to issue such title insurance policy) insuring the Lien of the Mortgage encumbering the Substitute Property, issued by the title company that issued the title insurance policies insuring the Lien of the existing Mortgages (or any other reputable national title insurance company approved by Lender) and dated as of the date of the Substitution, with reinsurance and direct access agreements that replace such agreements issued in connection with the title insurance policy insuring the Lien of the Mortgage encumbering the Substituted Property. The title insurance policy issued with respect to the Substitute Property shall (1) provide coverage in the amount of the Substitute Release Price if the “tie-in” or similar endorsement described above is available or, if such endorsement is not available, in an amount equal to one hundred fifty percent (150%) of the Substitute Release Amount, (2) insure Lender that the relevant Mortgage creates a valid first lien on the Substitute Property encumbered thereby, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (3) contain such endorsements and affirmative coverages as are then available and are contained in the title insurance policies insuring the Liens of the existing Mortgages, and (4) name Lender as the insured. Lender also shall have received copies of paid receipts or other evidence showing that all premiums in respect of such endorsements and title insurance policies have been paid.

(N) Lender shall have received a current survey for the Substitute Property, certified to the title company and Lender and their successors and assigns, in the same form and having the same content as the certification of the survey of the Substituted Property prepared by a professional land surveyor licensed in the state in which the Substitute Property is located and acceptable to the Rating Agencies. Such survey shall reflect the same legal description contained in the title insurance policy relating to such Substitute Property and shall include, among other things, a metes and bounds description of the real property comprising part of such Substitute Property (unless such real property has been satisfactorily designated by lot number on a recorded plat). The surveyor’s seal shall be affixed to each survey and each survey shall certify that the surveyed property is not located in a “one-hundred-year flood hazard area.”

(O) Lender shall have received valid certificates of insurance indicating that the requirements for the policies of insurance required for a Property hereunder have been satisfied with respect to the Substitute Property and evidence of the payment of all premiums payable for the existing policy period.

(P) Lender shall have received a Phase I environmental report from an environmental consultant that typically provides such reports to Lender, and, if recommended under the Phase I environmental report, a Phase II environmental report, which conclude that the Substitute Property does not contain any hazardous materials and is not subject to any risk of contamination from any off-site hazardous materials. If any such report discloses the presence of any hazardous materials or the risk of contamination from any off-site hazardous materials, such report shall include an estimate of the cost of any related remediation and Borrower shall deposit with Lender an amount equal to one hundred twenty-five percent (125%) of such estimated cost, which deposit shall constitute additional security for the Loan and shall be released to Borrower upon the delivery to Lender of (A) an update to such report indicating that there are no longer any hazardous materials on the Substitute Property or any danger of contamination from any off-site hazardous materials that has not been fully remediated and (B) paid receipts indicating that the costs of all such remediation work have been paid.

(Q) Borrower shall deliver or cause to be delivered to Lender (A) updates certified by Borrower of all organizational documentation related to Borrower and/or the formation, structure, existence, good standing and/or qualification to do business delivered to Lender on the Disbursement Date; (B) good standing certificates, certificates of qualification to do business in the jurisdiction in which the Substitute Property is located (if required in such jurisdiction); and (C) resolutions of Borrower authorizing the Substitution and any actions taken in connection with such Substitution.

(R) Lender shall have received the following opinions of Borrower’s counsel: (A) an opinion or opinions of counsel admitted to practice under the laws of the state in which the Substitute Property is located stating that the Loan Documents delivered with respect to the Substitute Property pursuant to clause (L) above are valid and enforceable in accordance with their terms, subject to the laws applicable to creditors’ rights and equitable principles, and that Borrower is qualified to do business and in good standing under the laws of the jurisdiction where the Substitute Property is located or that Borrower is not required by applicable law to qualify to do business in such jurisdiction; (B) an opinion of counsel acceptable to the Rating Agencies if the Loan is part of a Securitization, or the Lender if the Loan is not part of a Securitization, stating that the Loan Documents delivered with respect to the Substitute Property pursuant to clause (L) above were duly authorized, executed and delivered by Borrower and that the execution and delivery of such Loan Documents and the performance by Borrower of its obligations thereunder will not cause a breach of, or a default under, any agreement, document or instrument to which Borrower is a party or to which it or its properties are bound; (C) an opinion of counsel acceptable to, the Rating Agencies if the Loan is part of a Securitization, or the Lender if the Loan is not part of a Securitization, stating that subjecting the Substitute Property to the Lien of the related Mortgage and the execution and delivery of the related Loan Documents does not and will not affect or impair the ability of Lender to enforce its remedies under all of the Loan Documents or to realize the benefits of the cross-collateralization provided for thereunder; (D) intentionally omitted; (E) an opinion of counsel acceptable to, the Rating Agencies if the Loan is part of a Securitization, or the Lender if the Loan is not part of a Securitization, stating that the Substitution and the related transactions are arms-length transactions and do not constitute a fraudulent conveyance under applicable bankruptcy and insolvency laws and (F) if the Loan is part of a Securitization, an opinion of counsel obtained by the applicable servicer at Borrower’s expense, acceptable to the Rating Agencies stating that any REMIC (as defined in the Note) that has acquired the loan secured hereby will not fail to maintain its status as a REMIC solely as a result of such Substitution and that the Substitution and related transaction would not be a “Significant Modification” and would not cause the loan to fail to be a “Qualified Mortgage” under a REMIC. Notwithstanding the foregoing provisions of this Section 7.6, if immediately following the Substitution, the LTV Ratio (as determined by Lender using any commercially reasonable valuation method) is greater than one hundred twenty-five percent (125%) (excluding personal property and going concern value), the Borrower must pay down the principal balance of the Loan by a “qualified amount” as that term is defined in IRS Revenue Procedure 2010-30, as the same may be amended, replaced, supplemented, or modified from time to time, unless the Lender receives an opinion of counsel that if such amount is not paid, the Securitization will not fail to maintain its status as a REMIC Trust.

(S) Borrower shall have paid, or escrowed with Lender, all due and payable insurance premiums (unless the Property is covered by a blanket insurance policy or Tenant provides self-insurance that is satisfactory to Lender), taxes and other charges relating to each of the Properties and the Substitute Property, including without limitation, (i) accrued but unpaid insurance premiums relating to each of the Properties and the Substitute Property, and (ii) currently due and payable Taxes (including any in arrears) relating to each of the Properties and the Substitute Property and (iii) currently due and payable maintenance charges and other impositions relating to each of the Properties and Substitute Property. Any Impounds or other amounts held by Lender with respect to the Substituted Property shall, at the Borrower’s election, be applied to (i) amounts payable by Borrower in connection with this Section 7.6(S), (ii) returned to Borrower, or (iii) or applied to other amounts due and payable by Borrower under this Agreement.

(T) Borrower shall have paid or reimbursed Lender for all reasonable third party costs and expenses incurred by Lender (including, without limitation, reasonable attorney’s fees and disbursements) in connection with the Substitution and Borrower shall have paid all recording charges, filing fees, taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection with the Substitution. Borrower shall have paid all reasonable costs and expenses of the Rating Agencies incurred in connection with the Substitution.

(U) Lender shall have received annual operating statements for the Substitute Property for the most current completed fiscal year and a current operating statement for the Substituted Property, each certified (to Borrower’s knowledge) to Lender as being true and correct in all material respects and a certificate from Borrower certifying (to Borrower’s knowledge) that there has been no material adverse change in the financial condition of the Substitute Property since the date of such operating statements.

(V) Borrower shall have delivered to Lender estoppel certificate from the existing tenant of the Substitute Property. All such estoppel certificates shall be substantially in the form approved by Lender in connection with the origination of the Loan or in the form specified in the applicable Lease. If an estoppel certificate indicates that all tenant improvement work required under the subject lease has not yet been completed, Borrower shall, if required by the Rating Agencies, deliver to Lender financial statements indicating that Borrower has adequate funds to pay all costs related to such tenant improvement work as required under such lease.

(W) Lender shall have received a copy of the tenant lease affecting the Substitute Property certified to Borrower’s knowledge as being true and correct.

(X) Lender shall have received subordination, nondisturbance and attornment agreements in the form approved by Lender in connection with the origination of the Loan with respect to the tenant at the Substitute Property.

(Y) Lender shall have received (A) an endorsement to the title insurance policy insuring the Lien of the Mortgage encumbering the Substitute Property insuring that the Substitute Property constitutes a separate tax lot or, if such an endorsement is not available in the state in which the Substitute Property is located, a letter from the title insurance company issuing such title insurance policy stating that the Substitute Policy constitutes a separate tax lot or (B) a letter from the appropriate taxing authority stating that the Substitute Property constitutes a separate tax lot (or other evidence with respect thereto).

(Z) Lender shall have received a physical conditions report with respect to the Substitute Property stating that the Substitute Property and its use comply in all material respects with all applicable legal requirements (including, without limitation, zoning, subdivision and building laws) and that the Substitute Property is in good condition and repair and free of material damage or waste. If compliance with any legal requirements are not addressed by the physical conditions report, such compliance shall be confirmed by delivery to Lender of a certificate of an architect licensed in the state in which the Substitute Property is located, a letter from the municipality in which such Property is located, a certificate of a surveyor that is licensed in the state in which the Substitute Property is located (with respect to zoning and subdivision laws), an ALTA 3.1 zoning endorsement to the title insurance policy delivered pursuant to clause (O) above (with respect to zoning laws) or a subdivision endorsement to the title insurance policy delivered pursuant to clause (O) above (with respect to subdivision laws). If the physical conditions report recommends that any repairs be made with respect to the Substitute Property, such physical conditions report shall include an estimate of the cost of such recommended repairs and Borrower shall deposit with Lender an amount equal to one hundred twenty-five percent (125%) of such estimated cost, which deposit shall constitute additional security for the Loan and shall be released to Borrower upon the delivery to Lender of (A) an update to such physical conditions report or a letter from the engineer that prepared such physical conditions report indicating that the recommended repairs were completed in good and workmanlike manner and (B) paid receipts indicating that the costs of all such repairs have been paid.

(AA) To the extent there is a Management Agreement, Lender shall have received a certified copy reflecting the Substitute Property as a property managed pursuant thereto and Manager shall have executed and delivered to Lender a consent and subordination agreement with respect to such management agreement in the same form as provided for herein.

(BB) Lender shall have received such other and further approvals, opinions, documents and information in connection with the Substitution as reasonably requested by the Rating Agencies if the Loan is part of a Securitization, or the Lender if the Loan is not part of a Securitization.

(CC) Lender shall have received copies of all contracts and agreements relating to the leasing and operation of the Substitute Property together with a certification of Borrower attached to each such contract or agreement certifying that the attached copy is a true and correct copy of such contract or agreement and all amendments thereto.

(DD) Borrower shall submit to Lender, not less than ten (10) days prior to the date of such Substitution, a release of Lien (and related Loan Documents) for the Substituted Property for execution by Lender. Such release shall be in a form appropriate for the jurisdiction in which the Substituted Property is located. Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 7.6 have been satisfied.

(EE) Upon the satisfaction of the foregoing conditions precedent, Lender will release its Lien from the Substituted Property to be released and the Substitute Property shall be deemed to be a Property for purposes of this Agreement and the Substitute Release Price with respect to such Substitute Property shall be deemed to be the Release Price with respect to such Substitute Property for all purposes hereunder.

ARTICLE 8

INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

Section 8.1. Insurance

(a) Subject to sub-section (g) below, Borrower shall obtain and maintain, or cause to be maintained, at all times insurance for Borrower and the Property providing at least the following coverages:

(i) comprehensive “special causes of loss” form of insurance (or its equivalent) on the Improvements and the Personal Property (A) in an amount equal to not less than one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings); (B) written on a replacement cost basis and containing either an agreed amount endorsement with respect to the Improvements and Personal Property or a waiver of all co-insurance provisions; (C) providing for no deductible in excess of $25,000 for all such insurance coverage; (D) at all times insuring against at least those hazards that are commonly insured against under a “special causes of loss” form of policy, as the same shall exist on the date hereof, and together with any increase in the scope of coverage provided under such form after the date hereof; and (E) if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, providing coverage for contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements and containing an “Ordinance or Law Coverage” or “Enforcement” endorsement. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a “special flood hazard area” designated by the Federal Emergency Management Agency, flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, together with such “excess flood” insurance in such amount and with such deductible as Lender may reasonably require; and (z) earthquake insurance in amounts and in form and substance reasonably satisfactory to Lender in the event the Property is located in an area with a high degree of seismic risk, provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the special causes of loss form required under this subsection (i);

(ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, with such insurance (A) to be on the so-called “occurrence” form with a general aggregate limit of not less than $2,000,000 and a per occurrence limit of not less than $1,000,000; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations; (3) independent contractors; and (4) contractual liability;

(iii) loss of rents insurance or business income insurance, as applicable, (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; and (C) which provides that after the physical loss to the Improvements and Personal Property occurs, the loss of rents or income, as applicable, will be insured until completion of Restoration or the expiration of eighteen (18) months, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) which contains an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. For hotels, motels, health care, and other property types without a standard rent roll, the amount of business income insurance required shall be not less than eighteen (18) months of debt service, taxes, insurance, and other fixed expenses. The amount of such loss of rents or business income insurance, as applicable, shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from the Property for the succeeding period of coverage as required above. All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note, this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such loss of rents or business income insurance, as applicable;

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called Builder’s Risk Completed Value form (1) on a non-reporting basis, (2) against “special causes of loss” insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v) workers’ compensation, subject to the statutory limits of the State, and employer’s liability insurance in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

(vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii) excess liability insurance in an amount not less than $10,000,000 per occurrence on terms consistent with the commercial general liability insurance required under subsection (ii) above; and

(viii) upon sixty (60) days’ written notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards (including, but not limited to, sinkhole, mine subsidence, mold, spores or fungus) which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

(b) Subject to sub-section (g) below, all insurance provided for in Section 8.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a claims paying ability rating of “A-” or better by S&P (and the equivalent ratings for Moodys and Fitch) or such other ratings approved by Lender. The Policies described in Section 8.1(a) shall designate Lender and its successors and assigns as additional insureds, mortgagees and/or loss payee as deemed appropriate by Lender. To the extent such Policies are not available as of the Closing Date, Borrower shall deliver to Lender prior to the Closing Date an Acord 28 or similar certificate of insurance evidencing the coverages and amounts required hereunder and, upon request of Lender as soon as available after the Closing Date, certified copies of all Policies. Not less than ten (10) days prior to the expiration dates of any insurance coverage in place with respect to the Property, Borrower shall deliver to Lender an Acord 28 or similar certificate, accompanied by evidence satisfactory to Lender of payment of the premiums due in connection therewith (the “Insurance Premiums”), and, as soon as available thereafter, certified copies of all renewal Policies.

(c) Subject to sub-section (g) below, any blanket insurance Policy shall provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 8.1(a) hereof; provided, however, any blanket insurance policy that does not specifically allocate to the Property the amount of coverage from time to time required hereunder shall be subject to Lender’s reasonable approval after taking into account, among other things, the amount, location, number and type of properties covered by such blanket insurance policy.

(d) Subject to sub-section (g) below, all Policies provided for or contemplated by Section 8.1(a), except for the Policy referenced in Section 8.1(a)(v), shall name Borrower as the insured and Lender as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e) Subject to sub-section (g) below, all Policies provided for in Section 8.1(a) shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) the Policies shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ prior written notice to Lender and any other party named therein as an additional insured;

(iii) the issuers thereof shall give written notice to Lender if the Policies have not been renewed thirty (30) days prior to its expiration;

(iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder; and

(v) the Policies do not contain an exclusion for acts of terrorism.

(f) Subject to sub-section (g) below, if at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, obtaining such insurance coverage as Lender in its sole discretion deems appropriate. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate.

(g) Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, to the extent that any portion of the Property consisting of an entire building separate in all respect from any other building comprising part of the Property is occupied by a single Tenant and Tenant provides insurance satisfying the requirements of its Lease, such insurance shall satisfy or shall be deemed to satisfy, with respect to the corresponding Property, the requirements hereunder and the obligations of Borrower. In addition, provided no default shall exist under such Tenant’s Lease such that Borrower is pursuing the termination of the applicable Lease or Lender reasonably determines that such default has a material effect on Tenant’s ability to perform under such Tenant’s Lease and further provided that such Tenant (or the corporate guarantor of such Tenant’s Lease) shall maintain a credit rating issued by S&P of BBB- or better (or an equivalent rating issued by another nationally recognized Rating Agency reasonably acceptable to Lender), such Tenant shall be permitted to self-insure in accordance with its Lease, and such self-insurance shall be deemed to satisfy the requirements hereof. Lender acknowledges that it has received and reviewed the Existing Leases and the insurance in place as of the date hereof shall be deemed to satisfy the foregoing requirements of Section 8.1 as in effect on the date hereof.

Section 8.2. Casualty

If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the Restoration of the Property in accordance with Section 8.4 or if Borrower is required to do so pursuant to the terms of any Lease. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. Borrower shall adjust all claims for Insurance Proceeds in consultation with, and approval of, Lender; provided, however, if an Event of Default has occurred and is continuing, Lender shall have the exclusive right to participate in the adjustment of all claims for Insurance Proceeds. Notwithstanding anything to the contrary in this Section 8.2, to the extent any Lease remains in effect and the Tenant thereunder remains liable for the obligations under such Lease, the disposition of any amounts, awards or payments payable with respect to any Casualty relating to the Property shall be governed by such Lease. Notwithstanding anything to the contrary contained herein, Borrower’s obligations to promptly commence and diligently prosecute the Restoration of the Property in accordance with this Section 8.2 or take other actions on the Property under this Section are subject to any restrictions on the property owner to take such actions contained in the applicable Leases. To the extent the obligations of Borrower to restore the Property or take other actions on the Property are the responsibility of Tenant pursuant to the applicable Lease, Borrower shall be deemed to be in compliance with this Section so long as Borrower is asserting its rights and is using commercially reasonable efforts to enforce Tenant’s obligations under the applicable Lease including, without limitation, the exercise of remedies available under the applicable Lease; provided, however, that the foregoing shall in no way limit Borrower’s obligations to Lender under this Section 8.2 and this Agreement.

Section 8.3. Condemnation

Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property of which Borrower has knowledge and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 8.4, whether or not Lender makes any Net Proceeds available pursuant to Section 8.4. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt. Notwithstanding anything to the contrary in this Section 8.3, to the extent any Lease remains in effect and the Tenant thereunder remains liable for the obligations under such Lease, the disposition of any amounts, awards or payments payable with respect to any Condemnation relating to the Property shall be governed by such Lease. To the extent the obligations of Borrower to restore the Property or take other actions on the Property are the responsibility of Tenant pursuant to the applicable Lease, Borrower shall be deemed to be in compliance with this Section so long as Borrower is asserting its rights and is using commercially reasonable efforts to enforce Tenant’s obligations under the applicable Lease including, without limitation, the exercise of remedies available under the applicable Lease; provided, however, that the foregoing shall in no way limit Borrower’s obligations to Lender under this Section 8.3 and this Agreement.

Section 8.4. Restoration

The following provisions shall apply in connection with the Restoration of each individual Property:

(a) If the Net Proceeds shall be less than $150,000 and the costs of completing the Restoration shall be less than $150,000, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 8.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement to the extent obligated under the applicable Lease.

(b) If the Net Proceeds are equal to or greater than $150,000 or the costs of completing the Restoration are equal to or greater than $150,000, Lender shall make the Net Proceeds available for the Restoration subject to the conditions of and in accordance with the provisions of this Section 8.4. The term “Net Proceeds” for purposes of this Section 8.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 8.1(a)(i), (iv), (vi) and (viii) as a result of a Casualty, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting the same (“Insurance Proceeds”), or (ii) the net amount of the Award as a result of a Condemnation, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting the same (“Condemnation Proceeds”), whichever the case may be.

(i) Unless the terms of a Lease (or ground lease) approved by Lender, including the Existing Leases, require that the Net Proceeds be used for the Restoration of the Property, the Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met (Lender acknowledges that it has approved each Existing Lease):

(A) no Event of Default shall have occurred and be continuing;

(B) (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of a Casualty and the amount of damage does not exceed thirty percent (30%) of the Property’s fair market value immediately prior to the occurrence of such Casualty, or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%)

of the land constituting the Property is taken, such land is located along the perimeter or periphery of the Property, and less than fifteen percent (15%) of the aggregate floor area of the Improvements is taken and the taking does not exceed fifteen percent (15%) of the Property’s fair market value immediately prior to the occurrence of such taking;

(C) Leases covering in the aggregate at least seventy-five percent (75%) of the total rentable space in the Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, and each Major Lease in effect as of such date shall remain in full force and effect during and after the completion of the Restoration without abatement of rent beyond the time required for Restoration;

(D) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(E) Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of the insurance coverage referred to in Section 8.1(a)(iii) above;

(F) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Leases or material agreements affecting the Property, (3) such time as may be required under applicable zoning law, ordinance, rule or regulation, or (4) the expiration of the insurance coverage referred to in Section 8.1(a)(iii);

(G) the Property and the use thereof after the Restoration will be in compliance with and permitted under all Legal Requirements or will be legally non-conforming;

(H) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(I) such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the Improvements;

(J) Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be reasonably acceptable to Lender;

(K) the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s reasonable judgment to cover the cost of the Restoration; and

(L) Lender shall be satisfied that the Debt Service Coverage Ratio for the Property, after giving effect to the Restoration, shall be equal or greater than 1.55 to 1.0.

(ii) Subject to the terms of the applicable Lease, the Net Proceeds shall be held by Lender until disbursements commence, and, until disbursed in accordance with the provisions of this Section 8.4(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all the conditions precedent to such advance, including those set forth in Section 8.4(b)(i), have been satisfied, (B) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the related Restoration item have been paid for in full, and (C) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy. Notwithstanding the foregoing, Insurance Proceeds from the Policies required to be maintained by Borrower pursuant to Section 8.1(a)(iii) shall be controlled by Lender at all times, shall not be subject to the provisions of this Section 8.4 and shall be used solely for the payment of the obligations under the Loan Documents and Operating Expenses.

(iii) All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Restoration Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts in excess of $100,000 under which they have been engaged, shall be subject to prior review and acceptance by Lender and the Restoration Consultant. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration, including, without limitation, reasonable counsel fees and disbursements and the Restoration Consultant’s fees, shall be paid by Borrower.

(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Restoration Consultant, minus the Restoration Retainage. The term “Restoration Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Restoration Consultant, until the Restoration has been completed. The Restoration Retainage shall be reduced to five percent (5%) of the costs incurred upon receipt by Lender of satisfactory evidence that fifty percent (50%) of the Restoration has been completed. The Restoration Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 8.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Restoration Retainage shall not be released until the Restoration Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 8.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage; provided, however, that Lender will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Restoration Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Restoration Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Restoration Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 8.4(b) shall constitute additional security for the Debt and other obligations under the Loan Documents.

(vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Restoration Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 8.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.

(c) Following the Securitization of the Loan, if, after a taking of any portion of the Property by a condemning authority, the ratio (the “LTV Ratio”) of the unpaid principal balance of the Loan to the value of the remaining real property relating to the Property (as determined by Lender using any commercially reasonable valuation method) is greater than one hundred twenty-five percent (125%) (based solely on the value of the real property and excluding any personal property or going concern value), then Borrower’s right to receive Condemnation Proceeds or use the same toward Restoration under Sections 8.4(a) or (b) above shall be subject to the right of Lender, at its option, to retain and apply toward the payment of the principal balance of the Debt the least of the following amounts: (i) all Condemnation Proceeds, (ii) the fair market value of the such portion of the real property relating to the Property taken at the time of the taking, (iii) an amount such that the LTV Ratio following the taking is not greater than the LTV Ratio immediately prior to the taking (in each case, of the real property relating to the Property). All Net Proceeds not required to be made available for the Restoration, shall be returned to Borrower as excess Net Proceeds pursuant to Section 8.4(b)(vii), or in the case of Condemnation Proceeds applied by Lender in accordance with this Section 8.4(c), may (x) be retained and applied by Lender toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, (y) at the sole discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes and upon such conditions as Lender shall designate. If, pursuant to this Section 8.4, Lender shall receive and retain Net Proceeds, the Debt shall be reduced only by the amount thereof received and retained by Lender and actually applied by Lender in reduction thereof without prepayment fee or penalty.

(d) In the event of foreclosure of the Mortgage, or other transfer of title to the Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure, Lender or other transferee in the event of such other transfer of title.

(e) Notwithstanding anything to the contrary in this Section 8.4, to the extent any Lease remains in effect and the Tenant thereunder remains liable for the obligations under such Lease, the Restoration of the Property shall be governed by such Lease, including the obligation of Lender to provide or permit the Tenant use of such Net Proceeds.

ARTICLE 9

RESERVE FUNDS

Section 9.1. Required Repairs

Borrower shall make the repairs and improvements to the Property set forth on Schedule II and as more particularly described in the Property Condition Report prepared in connection with the closing of the Loan (such repairs hereinafter referred to as “Required Repairs”). Borrower shall complete the Required Repairs in a good and workmanlike manner on or before the date that is twelve (12) months from the date hereof. Notwithstanding anything to the contrary contained herein, Borrower’s obligations to complete the Required Repairs in accordance with this Section 9.1 are subject to any restrictions on the property owner to take such actions contained in the applicable Leases. To the extent the obligations of Borrower to complete the Required Repairs are the responsibility of the Tenant pursuant to the applicable Lease, Borrower shall be deemed to be in compliance with this Section 9.1 so long as Borrower is asserting its rights and is using commercially reasonable efforts to enforce Tenant’s obligations under the applicable Lease.

Section 9.2. Replacements

(a) If required by the applicable Lease, on an ongoing basis throughout the term of the Loan, Borrower shall make capital repairs, replacements and improvements necessary to keep the Property in good order and repair and in a good marketable condition or prevent deterioration of the Property, including, but not limited to, those repairs, replacements and improvements as reasonably determined by Lender (including for furniture, fixtures and equipment) and more particularly described in the Property Condition Report prepared in connection with the closing of the Loan (collectively, the “Replacements”). Borrower shall complete all Replacements in a good and workmanlike manner as soon as commercially reasonable after commencing to make each such Replacement.

(b) If, at any time Lender reasonably determines that Borrower is obligated pursuant to the terms of any Lease and after and during the continuation of an Event of Default, to fund the Replacements, Borrower shall establish an Eligible Account with Lender or Lender’s agent to fund the Replacements (the “Replacement Reserve Account”) into which Borrower shall deposit an amount reasonably acceptable to Lender. Amounts so deposited shall hereinafter be referred to as “Replacement Reserve Funds.” Lender may, in its reasonable discretion, adjust the Replacement Reserve Monthly Deposit from time to time to an amount sufficient to maintain the proper maintenance and operation of the Property. In the event Lender shall at any time increase the Replacement Reserve Monthly Deposit, Borrower may, at its election, request that Lender obtain, at the sole cost and expense of Borrower, a Property Condition Report prepared by an engineer selected by Lender in its reasonable discretion, in which case the Replacement Reserve Monthly Deposit shall be adjusted by Lender based on the results of such report, provided that in no event shall such amounts be reduced below the initial amount of the Replacement Reserve Monthly Deposit set forth in herein.

Section 9.3. Intentionally Omitted

Section 9.4. Required Work

To the extent Borrower is obligated to make any Replacements pursuant to any Lease, Borrower shall diligently pursue such Replacements (the “Required Work”) to completion in accordance with the following requirements:

(a) Lender reserves the right, at its option, to approve all contracts or work orders with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Required Work to the extent such contracts or work orders exceed $150,000. Upon Lender’s written request, Borrower shall collaterally assign any contract or subcontract to Lender.

(b) In the event Lender determines in its reasonable discretion that any Required Work is not being or has not been performed in a workmanlike or timely manner, Lender shall have the option to withhold disbursement for such unsatisfactory Required Work without providing any additional written notice to Borrower and to exercise any and all other remedies available to Lender upon an Event of Default hereunder, or (ii) provide written notice to Borrower detailing information on the conditions Lender has identified as unworkmanlike or untimely. Borrower shall then have ten (10) Business Days after receipt of such notice to correct or cause to be corrected the conditions identified in such notice. In the even the unworkmanlike conditions continue after such ten (10) Business Day period, Lender shall have the option to proceed under existing contracts or to contract with third parties to complete such Required Work and to apply the Replacement Reserve Funds toward the labor and materials necessary to complete such Required Work, without providing any additional written notice to Borrower and to exercise any and all other remedies available to Lender upon an Event of Default hereunder.

(c) In the event Lender withholds disbursements and proceeds to complete the Required Work pursuant to Section 9;4(b), Borrower grants Lender the right to enter onto the Property and perform any and all work and labor necessary to complete the Required Work and/or employ watchmen to protect the Property from damage. All sums so expended by Lender, to the extent not from the Reserve Funds, shall be deemed to have been advanced under the Loan to Borrower and secured by the Mortgage. For this purpose Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake the Required Work in the name of Borrower upon Borrower’s failure to do so in a workmanlike and timely manner. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower empowers said attorney-in-fact as follows: (i) to use any of the Reserve Funds for the purpose of making or completing the Required Work; (ii) to make such additions, changes and corrections to the Required Work as shall be necessary or desirable to complete the Required Work; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against the Property, or as may be necessary or desirable for the completion of the Required Work, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with the Property or the rehabilitation and repair of the Property; and (vii) to do any and every act which Borrower might do on its own behalf to fulfill the terms of this Agreement.

(d) Nothing in this Section 9.4 shall: (i) make Lender responsible for making or completing the Required Work; (ii) require Lender to expend funds in addition to the Reserve Funds to make or complete any Required Work; (iii) obligate Lender to proceed with the Required Work; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Required Work.

(e) Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties performing

Required Work pursuant to this Section 9.4 to enter onto the Property during normal business hours (subject to the rights of tenants under their Leases) to inspect the progress of any Required Work and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Required Work which are or may be kept at the Property, and to complete any Required Work made pursuant to this Section 9.4. Borrower shall use commercially reasonable efforts to cause all contractors and subcontractors to cooperate with Lender and Lender’s representatives or such other persons described above in connection with inspections described in this Section 9.4 or the completion of Required Work pursuant to this Section 9.4.

(f) Lender may, to the extent any Required Work would reasonably require an inspection of the Property, inspect the Property at Borrower’s expense prior to making a disbursement of the Reserve Funds in order to verify completion of the Required Work for which reimbursement is sought. Borrower shall pay Lender a reasonable inspection fee not exceeding $1,000 for each such inspection. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of the Reserve Funds. Borrower shall pay customary and reasonable and customary expenses of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.

(g) The Required Work and all materials, equipment, fixtures, or any other item comprising a part of any Required Work shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialman’s or other Liens (except for Permitted Encumbrances).

(h) Before each disbursement of the Reserve Funds for Required Work, Lender may require Borrower to provide Lender with a search of title to the Property effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s or other Liens of any nature have been placed against the Property since the date of recordation of the Mortgage and that title to the Property is free and clear of all Liens (except for Permitted Encumbrances).

(i) All Required Work shall comply with all Legal Requirements and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

(j) Borrower hereby assigns to Lender all rights and claims Borrower may have against all Persons supplying labor or materials in connection with the Required Work; provided, however, that Lender may not pursue any such rights or claims unless an Event of Default has occurred and remains uncured.

Section 9.5. Release of Reserve Funds

(a) Upon written request from Borrower and satisfaction of the requirements set forth in this Agreement, Lender shall disburse to Borrower amounts from the Replacement Reserve Account to the extent necessary to pay for or reimburse Borrower for the actual costs of any approved Replacements. Notwithstanding the preceding sentence, in no event shall Lender be required to (x) disburse funds from any of the Reserve Accounts if an Event of Default exists, or (y) disburse funds from the Replacement Reserve Account to reimburse Borrower for the costs of routine repairs or maintenance to the Property.

(b) With each request for disbursement, Borrower shall certify in writing to Lender that all Required Work has been performed in accordance with all Legal Requirements and that all such Required Work has been completed lien free and paid for in full or will be paid for in full upon disbursement of the requested funds. In addition, each request for disbursement in excess of $25,000 shall be on a form provided or approved by Lender and shall (i) include copies of invoices for all items or materials purchased and all labor or services provided, (ii) specify (A) the Required Work for which the disbursement is requested, (B) the quantity and price of each item purchased, if the Required Work includes the purchase or replacement of specific items, (C) the price of all materials (grouped by type or category) used in any Required Work other than the purchase or replacement of specific items, and (D) the cost of all contracted labor or other services applicable to each Required Work for which such request for disbursement is made, and (iii) if requested by Lender, conditional lien waivers from each contractor, supplier, materialman, mechanic or subcontractor with respect to the completion of its work or delivery of its materials. Except as provided in Section 9.5(d), each request for disbursement shall be made only after completion of the Replacement (or the portion thereof completed in accordance with Section 9.5(d)), or the full performance by the leasing agent of its obligations (in the case of Leasing Commissions), as applicable, for which disbursement is requested. Borrower shall provide Lender evidence satisfactory to Lender in its reasonable judgment of such completion or performance.

(c) Any lien waiver delivered hereunder shall conform to all Legal Requirements and shall cover all work performed and materials supplied (including equipment and fixtures) for the Property by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current disbursement request.

(d) If (i) the cost of any item of Required Work exceeds $50,000, (ii) the contractor performing such Required Work requires periodic payments pursuant to terms of a written contract, and (iii) Lender has approved in writing in advance such periodic payments, a request for disbursement from the Reserve Accounts may be made after completion of a portion of the work under such contract, provided (A) such contract requires payment upon completion of such portion of work, (B) the materials for which the request is made are on site at the Property and are properly secured or have been installed in the Property, (C) all other conditions in this Agreement for disbursement have been satisfied, and (D) in the case of a Replacement, funds remaining in the Replacement Reserve Account are, in Lender’s reasonable judgment, sufficient to complete such Replacement and other Replacements when required.

(e) Borrower shall not make a request for, nor shall Lender have any obligation to make, any disbursement from any Reserve Account more frequently than once in any calendar month and (except in connection with the final disbursement) in any amount less than the lesser of (i) $10,000 or (ii) the total cost of the Required Work for which the disbursement is requested.

(f) Intentionally Omitted.

(g) In the event Borrower requests a disbursement from the Replacement Reserve Account to pay for or to reimburse Borrower for the actual cost of labor or materials used in connection with repairs or improvements other than the Replacements specified in the Property Condition Report prepared in connection with the closing of the Loan (an “Additional Replacement”), Borrower shall disclose in writing to Lender the reason why funds in the Replacement Reserve Account should be used to pay for such Additional Replacement. If Lender reasonably determines that (i) such Additional Replacement is of the type intended to be covered by the Replacement Reserve Account, (ii) costs for such Additional Replacement are reasonable, (iii) the funds in the Replacement Reserve Account are sufficient to pay for such Additional Replacement and all other Replacements for the Property specified in the Property Condition Report, and (iv) all other conditions for disbursement under this Agreement have been met, Lender shall disburse funds from the Replacement Reserve Account.

(h) Lender’s disbursement of any Reserve Funds or other acknowledgment of completion of any Required Work in a manner satisfactory to Lender shall not be deemed a certification or warranty by Lender to any Person that the Required Work has been completed in accordance with Legal Requirements.

(i) If the funds in any Reserve Account should exceed the amount of payments actually applied by Lender for the purposes of the account, Lender in its sole discretion shall either return any excess to Borrower or credit such excess against future payments to be made to that Reserve Account. If at any time Lender reasonably determines that the Reserve Funds are not or will not be sufficient to make the required payments, Lender shall notify Borrower of such determination and Borrower shall pay to Lender any amount necessary to make up the deficiency within ten (10) days after notice from Lender to Borrower requesting payment thereof.

(j) The insufficiency of any balance in any of the Reserve Accounts shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

(k) Intentionally Omitted.

(l) Upon payment in full of the Debt, all amounts remaining on deposit, if any, in the Replacement Reserve Account shall be returned to Borrower or the Person shown on Lender’s records as being the owner of the Property and no other party shall have any right or claim thereto.

(m) Upon the payment in full of the Debt, all amounts remaining on deposit, if any, in the Reserve Account shall be returned to Borrower or the Person shown on Lender’s records as being the owner of the Property and no other party shall have any right or claim thereto.

Section 9.6. Tax and Insurance Reserve Funds

(a) Subject to sub-section (b) below, Borrower shall upon Lender’s request establish an Eligible Account with Lender or Lender’s agent sufficient to discharge Borrower’s obligations for the payment of Taxes and Insurance Premiums pursuant to Section 5.4 and Section 8.1 hereof (the “Tax and Insurance Reserve Account”). Borrower shall deposit into the Tax and Insurance Reserve Account on each Scheduled Payment Date (a) one-twelfth of the

Taxes that Lender estimates will be payable during the next ensuing twelve (12) months or such higher amount necessary to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to the earlier of (i) the date that the same will become delinquent and (ii) the date that additional charges or interest will accrue due to the non-payment thereof, and (b) except to the extent Lender has waived in writing the insurance escrow because the insurance required hereunder is maintained under a blanket insurance Policy acceptable to Lender in accordance with Section 8.1(c), one-twelfth of the Insurance Premiums that Lender estimates will be payable during the next ensuing twelve (12) months for the renewal of the coverage afforded by the Policies upon the expiration thereof or such higher amount necessary to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Reserve Funds”). Lender will apply the Tax and Insurance Reserve Funds to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.4 and Section 8.1 hereof. In making any disbursement from the Tax and Insurance Reserve Account, Lender may do so according to any bill, statement or estimate procured from the appropriate public office or tax lien service (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Reserve Funds shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Section 5.4 and Section 8.1 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Reserve Account. In allocating any such excess, Lender may deal with the person shown on Lender’s records as being the owner of the Property. Any amount remaining in the Tax and Insurance Reserve Account after the Debt has been paid in full shall be returned to Borrower or the person shown on Lender’s records as being the owner of the Property and no other party shall have any right or claim thereto. If at any time Lender reasonably determines that the Tax and Insurance Reserve Funds are not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall pay to Lender any amount necessary to make up the deficiency within ten (10) days after notice from Lender to Borrower requesting payment thereof.

(b) Notwithstanding anything to contrary contained in this Agreement or any other Loan Document, provided that the applicable Tenant is fulfilling their obligation to pay Taxes and maintain insurance pursuant to the applicable Lease, any requirements herein with respect to Borrower being obligated to make any monthly deposits into the Tax and Insurance Reserve Account shall be waived. Borrower shall, to the extent entitled to receive proof of payment of Taxes and/or maintenance of insurance from the Tenants pursuant to the Leases, shall provide the same to Lender. Borrower agrees that it will request proof of such payment of Taxes and/or maintenance of insurance from the Tenants, in each case to the extent Borrower is permitted to do so under the Leases. Notwithstanding the above, to the extent a Tenant is not obligated to provide proof of payment of Taxes, Borrower shall be obligated to provide Lender proof of payment of Taxes.

Section 9.7. Excess Cash; Operating Expenses; Extraordinary Expenses

(a) Borrower shall establish on the date hereof an Eligible Account with Lender or Lender’s agent into which Borrower shall deposit all Excess Cash on each Scheduled Payment Date during the continuation of a Cash Sweep Period (the “Excess Cash Reserve Account”) to be held by Lender as additional security for the Loan. Amounts so deposited shall hereinafter be referred to as the “Excess Cash Reserve Funds.” Provided no Event of Default has occurred and is continuing, all sums on deposit in the Excess Cash Reserve Account shall be disbursed to Borrower’s Account upon the earlier to occur of (a) payment in full of the Debt or (b) the discontinuation of a Cash Sweep Period.

(b) During the continuation of a Cash Sweep Period, Borrower shall submit to Lender not later than the twentieth (20th) day of each calendar month, a statement certified by Borrower in the form reasonably required by Lender (i) setting forth those Operating Expenses and Extraordinary Expenses to be paid by Borrower during the following calendar month, (ii) stating that no Operating Expenses or Extraordinary Expenses are more than sixty (60) days past due or setting forth anything to the contrary. Together with each such request, Borrower shall furnish Lender with bills and all other documents necessary for the payment of the Operating Expenses and/or Extraordinary Expenses which are the subject of such request. Only those Operating Expenses which are consistent with the Annual Budget, as well as those Operating Expenses and Extraordinary Expenses otherwise approved by Lender in writing in its reasonable discretion, shall be approved for payment and shall be disbursed to the Borrower’s Account on the next Scheduled Payment Date.

Section 9.8. Reserve Funds Generally

(a) No earnings or interest on the Reserve Funds shall be payable to Borrower. Neither Lender nor any loan servicer that at any time holds or maintains the Reserve Accounts shall have any obligation to keep or maintain such Reserve Accounts or any funds deposited therein in interest-bearing accounts. If Lender or any such loan servicer elects in its sole and absolute discretion to keep or maintain any Reserve Account or any funds deposited therein in an interest-bearing account, (i) such funds shall not be invested except in Permitted Investments, and (ii) all interest earned or accrued thereon shall be for the account of and be retained by Lender or such loan servicer.

(b) Borrower grants to Lender a first-priority perfected security interest in, and assigns and pledges to Lender, each of the Reserve Accounts and any and all Reserve Funds now or hereafter deposited in the Reserve Accounts as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Accounts and the Reserve Funds shall constitute additional security for the Debt. The provisions of this Section 9.8 are intended to give Lender or any subsequent holder of the Loan “control” of the Reserve Accounts within the meaning of the UCC.

(c) The Reserve Accounts and any and all Reserve Funds now or hereafter deposited in the Reserve Accounts shall be subject to the exclusive dominion and control of Lender, which shall hold the Reserve Accounts and any or all Reserve Funds now or hereafter deposited in the Reserve Accounts subject to the terms and conditions of this Agreement. Borrower shall have no right of withdrawal from the Reserve Accounts or any other right or power with respect to the Reserve Accounts or any or all of the Reserve Funds now or hereafter deposited in the Reserve Accounts, except as expressly provided in this Agreement.

(d) Lender shall furnish or cause to be furnished to Borrower, without charge, an annual accounting of each Reserve Account in the normal format of Lender or its loan servicer, showing credits and debits to such Reserve Account and the purpose for which each debit to each Reserve Account was made.

(e) As long as no Event of Default has occurred, Lender shall make disbursements from the Reserve Accounts in accordance with this Agreement. All such disbursements shall be deemed to have been expressly pre-authorized by Borrower, and shall not be deemed to constitute the exercise by Lender of any remedies against Borrower unless an Event of Default has occurred and is continuing and Lender has expressly stated in writing its intent to proceed to exercise its remedies as a secured party, pledgee or lienholder with respect to the Reserve Accounts.

(f) If any Event of Default occurs, Borrower shall immediately lose all of its rights to receive disbursements from the Reserve Accounts until the earlier to occur of (i) the date on which such Event of Default is cured to Lender’s satisfaction, or (ii) the payment in full of the Debt. Upon the occurrence of any Event of Default, Lender may exercise any or all of its rights and remedies as a secured party, pledgee and lienholder with respect to the Reserve Accounts. Without limitation of the foregoing, upon any Event of Default, Lender may use and disburse the Reserve Funds (or any portion thereof) for any of the following purposes: (A) repayment of the Debt, including, but not limited to, principal prepayments and the prepayment premium applicable to such full or partial prepayment (as applicable); (B) reimbursement of Lender for all losses, fees, costs and expenses (including, without limitation, reasonable legal fees) suffered or incurred by Lender as a result of such Event of Default; (C) payment of any amount expended in exercising any or all rights and remedies available to Lender at law or in equity or under this Agreement or under any of the other Loan Documents; (D) payment of any item from any of the Reserve Accounts as required or permitted under this Agreement; or (E) any other purpose permitted by applicable law; provided, however, that any such application of funds shall not cure or be deemed to cure any Event of Default. Without limiting any other provisions hereof, each of the remedial actions described in the immediately preceding sentence shall be deemed to be a commercially reasonable exercise of Lender’s rights and remedies as a secured party with respect to the Reserve Funds and shall not in any event be deemed to constitute a setoff or a foreclosure of a statutory banker’s lien. Nothing in this Agreement shall obligate Lender to apply all or any portion of the Reserve Funds to effect a cure of any Event of Default, or to pay the Debt, or in any specific order of priority. The exercise of any or all of Lender’s rights and remedies under this Agreement or under any of the other Loan Documents shall not in any way prejudice or affect Lender’s right to initiate and complete a foreclosure under the Mortgage.

(g) The Reserve Funds shall not constitute escrow or trust funds and may be commingled with other monies held by Lender. Notwithstanding anything else herein to the contrary, Lender may commingle in one or more Eligible Accounts any and all funds controlled by Lender, including, without limitation, funds pledged in favor of Lender by other borrowers, whether for the same purposes as the Reserve Accounts or otherwise. Without limiting any other provisions of this Agreement or any other Loan Document, the Reserve Accounts may be established and held in such name or names as Lender or its loan servicer, as agent for Lender, shall deem appropriate, including, without limitation, in the name of Lender or such loan servicer as agent for Lender. In the case of any Reserve Account which is held in a commingled account, Lender or its loan servicer, as applicable, shall maintain records sufficient to enable it to determine at all times which portion of such account is related to the Loan. The Reserve Accounts are solely for the protection of Lender. With respect to the Reserve Accounts, Lender shall have no responsibility beyond the allowance of due credit for the sums actually received by Lender or beyond the reimbursement or payment of the costs and expenses for which such accounts were established in accordance with their terms. Upon assignment of the Loan by Lender, any Reserve Funds shall be turned over to the assignee and any responsibility of Lender as assignor shall terminate. The requirements of this Agreement concerning the Reserve Accounts in no way supersede, limit or waive any other rights or obligations of the parties under any of the Loan Documents or under applicable law.

(h) Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in the Reserve Accounts or the Reserve Funds deposited therein or permit any Lien to attach thereto, except for the security interest granted in this Section 9.8, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(i) Borrower will maintain the security interest created by this Section 9.8 as a first priority perfected security interest and will defend the right, title and interest of Lender in and to the Reserve Accounts and the Reserve Funds against the claims and demands of all Persons whomsoever. At any time and from time to time, upon the written request of Lender, and at the sole expense of Borrower, Borrower will promptly and duly execute and deliver such further instruments and documents and will take such further actions as Lender reasonably may request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted.

(j) Lender shall be protected in acting upon any notice, resolution, request, consent, order, certificate, report, opinion, bond or other paper, document or signature believed by Lender to be genuine, and it may be assumed conclusively that any Person purporting to give any of the foregoing in connection with the Reserve Account’s has been duly authorized to do so. Lender may consult with counsel, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by them hereunder and in good faith in accordance therewith. Lender shall not be liable to Borrower for any act or omission done or omitted to be done by Lender in reliance upon any instruction, direction or certification received by Lender and without gross negligence or willful misconduct.

(k) Beyond the exercise of reasonable care in the custody thereof, Lender shall not have any duty as to any Reserve Funds in its possession or control as agent therefor or bailee thereof or any income thereon or the preservation of rights against any person or otherwise with respect thereto. In no event shall Lender or its Affiliates, agents, employees or bailees, be liable or responsible for any loss or damage to any of the Reserve Funds, or for any diminution in value thereof, by reason of the act or omission of Lender, except to the extent that such loss or damage results from Lender’s gross negligence or willful misconduct or intentional nonperformance by Lender of its obligations under this Agreement.

ARTICLE 10

CASH MANAGEMENT

Section 10.1. Lockbox Account and Cash Management Account

(a) Borrower acknowledges and confirms that Borrower has established, and Borrower covenants that it shall maintain, pursuant to the Lockbox Agreement, non-interest bearing Eligible Accounts into which Borrower shall, and shall cause Manager to, deposit or cause to be deposited, all Rents and other revenue from the Property (such accounts, all funds at any time on deposit therein and any proceeds, replacements or substitutions of such account or funds therein, are collectively referred to herein as the “Lockbox Account”). In the event Lockbox Bank ceases to qualify as an Eligible Institution, Borrower shall cooperate with Lender in designating a successor financial institution that meets such qualifications and is otherwise acceptable to Lender and transferring the Lockbox Account to such institution, each within thirty (30) days after request by Lender. In the event Borrower fails to do so, Lender shall have the right, and Borrower hereby grants to Lender a power of attorney (which power of attorney shall be coupled with an interest and irrevocable so long as any portion of the Debt remains outstanding), to designate a successor institution to serve as Lockbox Bank.

(b) Prior to the occurrence of a Cash Sweep Period or Event of Default the balance in the Lockbox Account will be transferred to the Borrower’s Account pursuant to the Lockbox Agreement. After the occurrence of Cash Sweep Period or Event of Default, Lender shall establish a non-interest bearing Eligible Account into which funds in the Lockbox Account shall be transferred pursuant to the terms of Section 10.2(b) hereof (such account, the sub-accounts thereof, all funds at any time on deposit therein and any proceeds, replacements or substitutions of such account or funds therein, are collectively referred to herein as the “Cash Management Account”). The following subaccounts of the Cash Management Account shall be established and maintained on a ledger-entry basis:

(i) If applicable and solely to the extent Tenants are obligated pursuant to the applicable Leases and have not satisfied such obligation, a subaccount into which amounts required to be deposited into the Tax and Insurance Reserve Account pursuant to Section 9.6 hereof (the “Tax and Insurance Reserve Subaccount”) shall be allocated;

(ii) A subaccount into which amounts required to be paid by Borrower pursuant to Lockbox Bank or Lender pursuant to Section 10.1(e) hereof (the “Account Maintenance Subaccount”) shall be allocated;

(iii) A subaccount into which the Monthly Payment Amount and other amounts required to be paid to Lender pursuant to the Note, this Agreement and the other Loan Documents (the “Debt Service Subaccount”) shall be allocated;

(iv) If applicable and solely to the extent Tenants are obligated pursuant to the applicable Leases and have not satisfied their obligation, a subaccount into which amounts required to be deposited into the Replacement Reserve Account pursuant to Section 9.2 hereof (the “Replacement Reserve Subaccount”) shall be allocated;

(v) Intentionally omitted

(vi) A subaccount into which amounts required to be paid to Borrower for Operating Expenses pursuant to Section 9.7(b) hereof (the “Operating Expense Subaccount”) shall be allocated;

(vii) A subaccount into which amounts required to be paid to Borrower for Extraordinary Expenses pursuant to Section 9.7(b) hereof (the “Extraordinary Expense Subaccount”) shall be allocated;

(viii) A subaccount into which all Excess Cash required to be deposited into the Excess Cash Reserve Account pursuant to Section 9.7(a) hereof (the “Excess Cash Subaccount”) shall be allocated; and

(ix) A subaccount into which all amounts required to be paid to Borrower after application of all disbursements required pursuant to Section 10.2(c) hereof (the “Borrower Subaccount”) shall be allocated.

(c) The Lockbox Account and Cash Management Account shall each be in the name of Borrower for the benefit of Lender, provided that Borrower shall be the owner of all funds on deposit in such accounts for federal and applicable state and local tax purposes. Sums on deposit in the Cash Management Account shall not be invested except in such Permitted Investments as determined and directed by Lender and all income earned thereon shall be the income of Borrower and be applied to and become part of the Cash Management Account, to be disbursed in accordance with this Article 10. Neither Lockbox Bank nor Lender shall have any liability for any loss resulting from the investment of funds in Permitted Investments in accordance with the terms and conditions of this Agreement.

(d) The Lockbox Account and Cash Management Account shall be subject to the exclusive dominion and control of Lender and, except as otherwise expressly provided herein, neither Borrower, Manager nor any other party claiming on behalf of, or through, Borrower or Manager, shall have any right of withdrawal therefrom or any other right or power with respect thereto.

(e) Borrower agrees to pay the reasonable and customary fees, expenses and charges (which fees, expenses and charges shall be subject to change from time to time) of (i) Lockbox Bank in connection with administering and maintaining the Lockbox Account and processing all items for payment therefrom, and (ii) Lender in connection with administering and maintaining the Cash Management Account and processing all distributions therefrom, which shall not exceed $500 per month.

(f) Lender shall be responsible for the performance only of such duties with respect to the Cash Management Account as are specifically set forth herein, and no duty shall be implied from any provision hereof. Lender shall not be under any obligation or duty to perform any act which would involve it in expense or liability or to institute or defend any suit in respect hereof, or to advance any of its own monies. Borrower shall indemnify and hold Lender and its directors, employees, officers and agents harmless from and against any loss, cost or damage (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by such parties in connection with the Cash Management Account other than such as result from the gross negligence or willful misconduct of Lender or intentional nonperformance by Lender of its obligations under this Agreement.

Section 10.2. Deposits and Withdrawals

(a) Borrower represents, warrants and covenants that:

(i) Concurrently with the execution of this Agreement, Borrower shall notify and advise each Tenant under each Lease in effect as of the date hereof and Borrower shall notify and advise each Tenant under any Lease executed after the date hereof to send directly to the Lockbox all payments of Rents or any other item payable under such Leases pursuant to an instruction letter in the form of Exhibit B attached hereto (a “Tenant Direction Letter”). If Borrower fails to provide any such notice (and without prejudice to Lender’s rights with respect to such default), Lender shall have the right, and Borrower hereby grants to Lender a power of attorney (which power of attorney shall be coupled with an interest and irrevocable so long as any portion of the Debt remains outstanding), to sign and deliver a Tenant Direction Letter;

(ii) Borrower shall, and shall cause Manager to, instruct all Persons that maintain open accounts with Borrower or Manager with respect to the Property or with whom Borrower or Manager does business on an “accounts receivable” basis with respect to the Property to deliver all payments due under such accounts to the Lockbox. Neither Borrower nor Manager shall direct any such Person to make payments due under such accounts in any other manner;

(iii) All Rents or other income from the Property shall (A) be deemed additional security for payment of the Debt and shall be held in trust for the benefit, and as the property, of Lender, (B) not be commingled with any other funds or property of Borrower or Manager, and (C) if received by Borrower or Manager notwithstanding the delivery of a Tenant Direction Letter, be deposited in the Lockbox Account within one (1) Business Day of receipt;

(iv) Without the prior written consent of Lender, so long as any portion of the Debt remains outstanding, neither Borrower nor Manager shall terminate, amend, revoke or modify any Tenant Direction Letter in any manner whatsoever or direct or cause any Tenant to pay any amount in any manner other than as provided in the related Tenant Direction Letter; and

(v) So long as any portion of the Debt remains outstanding, neither Borrower, Manager nor any other Person shall open or maintain any accounts other than the Lockbox Account into which revenues from the ownership and operation of the Property are deposited. The foregoing shall not prohibit Borrower from utilizing one or more separate accounts for the disbursement or retention of funds that have been transferred to Borrower pursuant to the express terms of this Agreement.

(b) Borrower hereby irrevocably authorizes Lender to , upon the commencement of a Cash Sweep Period, instruct Lockbox Bank to transfer, or cause to be transferred, on each Business Day by wire transfer or other method of transfer mutually agreeable to Lockbox Bank and Lender of immediately available funds, all collected and available balances in the Lockbox Account (subject to any minimum retained or “peg” balance that may be required pursuant to the terms of the Lockbox Agreement) to the Cash Management Account to be held until disbursed by Lender pursuant to Section 10.2(d). Subject to Section 10.2(a) above, if a Cash Sweep Period ceases to exist, pursuant to the Lockbox Agreement, all collected and available balances in funds the Lockbox Account (subject to any minimum retained or “peg” balance that may be required pursuant to the terms of the Lockbox Agreement) in the Lockbox Account shall be transferred on each Business Day to Borrower’s Account, to be held and disbursed at Borrower’s sole discretion, unless a Cash Sweep Period once again exists, in which case such funds in the Lockbox Account shall be transferred on each Business Day to the Cash Management Account. Upon the cessation of a Cash Sweep Period, unless an Event of Default has occurred and is continuing, Lender shall provide written notice to the Lockbox Bank directing it to remit the then balance in the Cash Management Account to Borrower’s Account.

(c) Provided no Event of Default shall have occurred and be continuing, on or before each Scheduled Payment Date occurring on or after the commencement of a Cash Sweep Period, Lender shall apply all funds on deposit in the Cash Management Account to the following subaccounts of the Cash Management Account in the following amounts and order of priority:

(i) First, to the Tax and Insurance Reserve Subaccount (if applicable and solely to the extent Tenants are not obligated pursuant to the applicable Leases and have satisfied such obligation), in an amount up to the monthly deposit to the Tax and Insurance Reserve Account due on the next Scheduled Payment Date;

(ii) Second, to the Account Maintenance Subaccount, up to the amount due and payable by Borrower to Lockbox Bank or Lender pursuant to Section 10.1(e) hereof;

(iii) Third, to the Debt Service Subaccount, in an amount up to the Monthly Payment Amount due on the next Scheduled Payment Date;

(iv) Fourth, to the Replacement Reserve Subaccount (if applicable and solely to the extent Tenants are obligated pursuant to the applicable Leases and have not satisfied such obligation), in an amount up to the Replacement Reserve Monthly Deposit due on the next Scheduled Payment Date;

(v) Intentionally omitted.

(vi) Sixth, to the Debt Service Subaccount, in an amount up to any interest accruing at the Default Rate, late payment charges, and any other sums due and payable to Lender under the Note, this Agreement or the other Loan Documents;

(vii) Seventh, during the continuation of a Cash Sweep Period, to the Operating Expense Subaccount, up to the amount approved pursuant to Section 9.7(b) for disbursement to Borrower for Operating Expenses on the next Scheduled Payment Date;

(viii) Eighth, during the continuation of a Cash Sweep Period, to the Extraordinary Expense Subaccount, up to the amount approved pursuant to Section 9.7(b) for disbursement to Borrower for Extraordinary Expenses on the next Scheduled Payment Date; and

(ix) Ninth, during the continuation of a Cash Sweep Period, to the Excess Cash Subaccount, otherwise to the Borrower Subaccount, all amounts remaining in the Cash Management Account after all prior allocations under this Section 10.2(c) (the “Excess Cash”).

(d) During a Cash Sweep Period, provided no Event of Default shall have occurred and be continuing, on each Scheduled Payment Date (and if such day is not a Business Day, then the immediately preceding day which is a Business Day) commencing the month during which the first Scheduled Payment Date occurs, Borrower hereby irrevocably authorizes Lender to withdraw all funds on deposit in the Cash Management Account and disburse such funds as follows:

(i) Funds on deposit in the Tax and Insurance Reserve Subaccount (if applicable and solely to the extent Tenants are not obligated pursuant to the applicable Leases and have satisfied such obligation), to Lender for deposit into the Tax and Insurance Reserve Account to be held and disbursed in accordance with Section 9.6;

(ii) Funds on deposit in the Account Maintenance Subaccount, to Lockbox Bank or Lender, as applicable, for amounts payable pursuant to Section 10.1(e)

(iii) Funds on deposit in the Debt Service Subaccount, to Lender for payment of the Monthly Payment Amount due on such Scheduled Payment Date together with any interest accruing at the Default Rate, late payment charges, and any other sums due and payable to Lender under the Note, this Agreement or the other Loan Documents;

(iv) Funds on deposit in the Replacement Reserve Subaccount (if applicable and solely to the extent Tenants are obligated pursuant to the applicable Leases and have not satisfied such obligation), to Lender for deposit into the Replacement Reserve Account to be held and disbursed in accordance with Section 9.5;

(v) Intentionally omitted.

(vi) During the continuation of a Cash Sweep Period, funds on deposit in the Operating Expense Subaccount, to Borrower’s Account for payment of Operating Expenses for such month pursuant to Section 9.7(b);

(vii) During the continuation of a Cash Sweep Period, funds on deposit in the Extraordinary Expense Subaccount, to Borrower’s Account for payment of Extraordinary Expenses for such month pursuant to Section 9.7(b);

(viii) During the continuation of a Cash Sweep Period, funds on deposit in the Excess Cash Subaccount, to Lender for deposit into the Excess Cash Reserve Account to be held and disbursed in accordance with Section 9.7(a); and

(ix) Funds on deposit in the Borrower Subaccount, to Borrower’s Account.

(e) Notwithstanding anything to the contrary herein, Borrower acknowledges that Borrower is responsible for monitoring the sufficiency of funds deposited in the Cash Management Account and that Borrower is liable for any deficiency in available funds, irrespective of whether Borrower has received any account statement, notice or demand from Lender or Lender’s servicer. If the amount on deposit in the Cash Management Account is insufficient to allocate the full amounts required pursuant to Section 10.2(c)(i) through (vi) above, Borrower shall deposit such deficiency into the Cash Management Account within five (5) days after notice (provided that such five day period shall not constitute a grace period for any default or Event of Default under this Agreement or any other Loan Document based on a failure to satisfy any monetary obligation provided in any Loan Document).

(f) If an Event of Default shall have occurred and be continuing, Borrower hereby irrevocably authorizes Lender to make any and all withdrawals from the Lockbox Account and Cash Management Account and transfers between any of the Reserve Accounts as Lender shall determine in Lender’s sole and absolute discretion and Lender may use all funds contained in any such accounts for any purpose, including but not limited to repayment of the Debt in such order, proportion and priority as Lender may determine in its sole and absolute discretion. Lender’s right to withdraw and apply funds as stated herein shall be in addition to all other rights and remedies provided to Lender under this Agreement, the Note, the Mortgage and the other Loan Documents.

Section 10.3. Security Interest

(a) To secure the full and punctual payment of the Debt and performance of all obligations of Borrower now or hereafter existing under this Agreement and the other Loan Documents, Borrower hereby grants to Lender a first-priority perfected security interest in the Lockbox Account and Cash Management Account, all interest, cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held therein, any and all amounts invested in Permitted Investments, and all “proceeds” (as defined in the UCC as in effect in the state in which the Lockbox Account and Cash Management Account are located or maintained) of any or all of the foregoing. Furthermore, Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any of the foregoing or permit any Lien to attach thereto or any levy to be made thereon or any UCC Financing Statements to be filed with respect thereto. Borrower will maintain the security interest created by this Section 10.3(a) as a first priority perfected security interest and will defend the right, title and interest of Lender in and to the Lockbox Account and Cash Management Account against the claims and demands of all Persons whomsoever.

(b) Borrower authorizes Lender to file any financing statement or statements required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein in connection with the Lockbox Account and Cash Management Account.

Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly and duly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby (including, without limitation, any security interest in and to any Permitted Investments) or to enable Lender to exercise and enforce its rights and remedies hereunder.

(c) Upon the occurrence of an Event of Default, Lender may exercise any or all of its rights and remedies as a secured party, pledgee and lienholder with respect to the Lockbox Account and Cash Management Account. Without limitation of the foregoing, upon any Event of Default, Lender may use the Lockbox Account and Cash Management Account for any of the following purposes: (A) repayment of the Debt, including, but not limited to, principal prepayments and the prepayment premium applicable to such full or partial prepayment (as applicable); (B) reimbursement of Lender for all losses, fees, costs and expenses (including, without limitation, reasonable legal fees) suffered or incurred by Lender as a result of such Event of Default; (C) payment of any amount expended in exercising any or all rights and remedies available to Lender at law or in equity or under this Agreement or under any of the other Loan Documents; (D) payment of any item as required or permitted under this Agreement; or (E) any other purpose permitted by applicable law; provided, however, that any such application of funds shall not cure or be deemed to cure any Event of Default. Without limiting any other provisions hereof, each of the remedial actions described in the immediately preceding sentence shall be deemed to be a commercially reasonable exercise of Lender’s rights and remedies as a secured party with respect to the Lockbox Account and Cash Management Account and shall not in any event be deemed to constitute a setoff or a foreclosure of a statutory banker’s lien. Nothing in this Agreement shall obligate Lender to apply all or any portion of the Lockbox Account or Cash Management Account to effect a cure of any Event of Default, or to pay the Debt, or in any specific order of priority. The exercise of any or all of Lender’s rights and remedies under this Agreement or under any of the other Loan Documents shall not in any way prejudice or affect Lender’s right to initiate and complete a foreclosure under the Mortgage.

(d) Notwithstanding anything to the contrary contained herein, for purposes of this Article 10 only, “Business Day” shall mean a day on which Lender and Lockbox Bank are both open for the conduct of substantially all of their respective banking business at the office in the city in which the Note is payable, with respect to Lender, and at the office in the city where the Lockbox Account is maintained, with respect to Lockbox Bank (in both instances, excluding Saturdays and Sundays).

Section 10.4. Reimbursement from Tenant

Notwithstanding anything to the contrary contained herein to the extent Borrower makes any payment with respect to any obligations of any Tenant under any Lease (including payments with respect to any Taxes or Insurance Premiums) and seeks reimbursement of such payment from the applicable Tenant, such reimbursement shall be paid by such Tenant directly to the Borrower Account and Lender shall have no right, claim or interest in or with respect to any such amounts.

ARTICLE 11

EVENTS OF DEFAULT; REMEDIES

Section 11.1. Event of Default

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) if any portion of the Debt is not paid prior to the fifth (5th) day following the date the same is due or if the entire Debt is not paid on or before the Maturity Date;

(b) except as otherwise expressly provided in the Loan Documents, if any of the Taxes or Other Charges are not paid when the same are due and payable, in accordance with Section 5.4, unless there is sufficient money in the Tax and Insurance Reserve Account for payment of amounts then due and payable and Lender’s access to such money has not been constrained or restricted in any manner, provided;

(c) if the Policies are not kept in full force and effect as required pursuant to Section 8.1;

(d) if Borrower breaches any material covenant with respect to itself or SPE Component Entity contained in Article 6 or any material covenant contained in Article 7 hereof; provided, however, that if Lender reasonably determines that such breach of covenant contained in Article 6 (i) was not made in bad faith, (ii) is capable of being cured, (iii) does not have a material adverse effect on Borrower, SPE Component Entity or the Property and (iv) Lender would not be prejudiced by permitting Borrower to cure the same, which prejudice shall not include the ability to enforce rights and remedies based upon an Event of Default being cured, Borrower shall have thirty (30) days after written notice thereof to cure such misrepresentation or breach of warranty before it becomes an Event of Default hereunder;

(e) if any representation or warranty of, or with respect to, Borrower, Borrower Principal, or SPE Component Entity, in any other Loan Document, or in any certificate, report, financial statement or other instrument or document furnished to Lender at the time of the closing of the Loan or during the term of the Loan shall have been false or misleading in any material respect when made; provided, however, that if Lender reasonably determines that such misrepresentation or breach of warranty (i) was not made in bad faith, (ii) is capable of being cured, (iii) does not have a material adverse effect on Borrower, SPE Component Entity, or the Property, and (iv) Lender would not be prejudiced by permitting Borrower to cure the same, which prejudice shall not include the ability to enforce rights and remedies based upon an Event of Default being cured, Borrower shall have thirty (30) days after written notice thereof to cure such misrepresentation or breach of warranty before it becomes an Event of Default hereunder;

(f) if (i) Borrower, or any managing member of Borrower, Borrower Principal, or SPE Component Entity shall commence any case, proceeding or other action (A) under any Creditors Rights Laws, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower, any managing member of Borrower, Borrower Principal, or SPE

Component Entity shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Borrower, any managing member of Borrower, Borrower Principal, or SPE Component Entity any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) days; or (iii) there shall be commenced against Borrower, any managing member or general partner of Borrower, Borrower Principal, or any SPE Component Entity (if any) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or (iv) Borrower, any managing member or general partner of Borrower, Borrower Principal, or any SPE Component Entity (if any) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above, which result in the actual commencement of any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Borrower, any managing member of Borrower, Borrower Principal, or SPE Component Entity shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(g) if Borrower shall be in default beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering any part of the Property, whether it be superior or junior in lien to the Mortgage;

(h) if the Property becomes subject to any mechanic’s, materialman’s or other Lien other than a Lien for any Taxes or Other Charges not yet delinquent and the Lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days of Borrower’s knowledge thereof;

(i) if any federal tax lien is filed against Borrower, any member of Borrower, or SPE Component Entity or the Property and same is not discharged of record within thirty (30) days after same is filed;

(j) a final non-appealable judgment against any individual Borrower in excess of $100,000 which is not vacated or discharged within thirty (30) days;

(k) if any default occurs under any guaranty or indemnity executed in connection herewith and such default continues after the expiration of applicable grace periods, if any;

(l) if Borrower shall permit any event within its control to occur that would cause any REA to terminate without notice or action by any party thereto or would entitle any party to terminate any REA and the term thereof by giving notice to Borrower in accordance with the terms of the applicable REA; or any REA shall be surrendered, terminated or canceled for any reason or under any circumstance whatsoever by Borrower except as provided for in such REA; or any material term of any REA shall be modified or supplemented without Lender’s prior written consent; or Borrower shall fail, within ten (10) Business Days after demand by Lender, to exercise its option to renew or extend the term of any REA or shall fail or neglect to pursue diligently all actions necessary to exercise such renewal rights pursuant to such REA except as provided for in such REA; or

(m) if Borrower shall continue to be in default under any other term, covenant or condition of this Agreement or any of the other Loan Documents for more than ten (10) Business Days after notice from Lender in the case of any default which can be cured by the payment of a sum of money or for thirty (30) days after notice from Lender in the case of any other default, provided that if such default cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of ninety (90) days.

Section 11.2. Remedies

(a) Upon the occurrence of an Event of Default (other than an Event of Default described in Section 11.1(f) above) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in Section 11.1(f) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

(b) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents.

ARTICLE 12

ENVIRONMENTAL PROVISIONS

Section 12.1. Environmental Representations and Warranties

Subject to the provisions of the applicable Lease and Tenant’s rights and obligations thereunder, Borrower represents and warrants, based upon an Environmental Report of the Property and to Borrower’s knowledge, that: (a) there are no Hazardous Materials or underground storage tanks in, on, or under the Property, except those that are both (i) in compliance with Environmental Laws and with permits issued pursuant thereto (if such permits are required), if any, and (ii) either (A) in the case of Hazardous Materials, in amounts not in excess of that necessary to operate the Property for the purposes set forth herein or (B) fully disclosed to and approved by Lender in writing pursuant to an Environmental Report; (b) there are no past, present or threatened Releases of Hazardous Materials in violation of any Environmental Law or which would require remediation by a Governmental Authority in, on, under or from the Property except as described in the Environmental Report; (c) there is no pending threat of any Release of Hazardous Materials migrating to the Property except as described in the Environmental Report; (d) there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Property except as described in the Environmental Report; (e) Borrower does not know of, and has not received, any written or oral notice or other communication from any Person relating to Hazardous Materials in, on, under or from the Property; (f) the Property is free of Mold; and (g) Borrower has truthfully and fully provided to Lender, in writing, any and all information relating to environmental conditions in, on, under or from the Property known to Borrower or contained in Borrower’s files and records, including but not limited to any reports relating to Hazardous Materials in, on, under or migrating to or from the Property and/or to the environmental condition of or the presence of Mold at the Property.

Section 12.2. Environmental Covenants

Subject to the provisions of the applicable Lease and Tenant’s rights and obligations thereunder, Borrower covenants and agrees that so long as Borrower owns, manages, is in possession of, or otherwise controls the operation of the Property: (a) all uses and operations on or of the Property, whether by Borrower or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto; (b) there shall be no Releases of Hazardous Materials in, on, under or from the Property; (c) there shall be no Hazardous Materials in, on, or under the Property, except those that are both (i) in compliance in all material respects with all Environmental Laws and with permits issued pursuant thereto, if and to the extent required, and (ii) (A) in amounts not in excess of that necessary to operate the Property for the purposes set forth herein or (B) fully disclosed to and approved by Lender in writing or (C) set forth in the Environment Report material or (D) with respect to Mold, not in a condition, location, or of a type which is likely to pose a risk to human health or safety or the environment or which is likely to adversely affect or impair the value or marketability of the Property; (d) Borrower shall keep the Property free and clear of all Environmental Liens; (e) Borrower shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to Section 12.4 below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews; (f) Borrower shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Property, pursuant to any reasonable written request of Lender, upon Lender’s reasonable belief that the Property is not in full compliance with all Environmental Laws, and share with Lender the reports and other results thereof, and Lender and other Indemnified Parties shall be entitled to rely on such reports and other results thereof; (g) Borrower shall keep the Property free of Mold in order to comply with Section 12.2.(a)(ii)(D); (h) Borrower shall, at its sole cost and expense, comply with all reasonable written requests of Lender to (i) reasonably effectuate remediation of any Hazardous Materials in, on, under or from the Property; and (ii) comply with any Environmental Law; (i) Borrower shall not allow any tenant or other user of the Property to violate any Environmental Law; and (j) Borrower shall immediately notify Lender in writing after it has become aware of (A) any presence or Release or threatened Release of Hazardous Materials in, on, under, from or migrating towards the Property; (B) any non-compliance with any Environmental Laws related in any way to the Property; (C) any actual or potential Environmental Lien against the Property; (D) any required or proposed remediation of environmental conditions relating to the Property; and (E) any written notice or communication of which Borrower becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials. Notwithstanding anything to the contrary contained herein, Borrower’s obligations to remediate or take other actions on the Property under this Section are subject to any restrictions on the Property owner to take such actions contained in the applicable Leases. To the extent the obligations of Borrower to remediate or take other actions on the Property set forth in this Section are the responsibility of Tenant pursuant to the applicable Lease, Borrower shall be deemed to be in compliance with this Section so long as Borrower is asserting its rights and is using commercially reasonable efforts to enforce Tenant’s obligations under the applicable Lease including, without limitation, the exercise of remedies available under the applicable Lease; provided, however, that the foregoing shall in no way limit Borrower’s obligations to Lender under this Section and the other Loan Documents.

Section 12.3. Lender’s Rights

Upon reasonable advance written notice, which notice shall include a reasonably detailed description of Lender’s reasons for such determination, Lender and any other Person designated by Lender, including but not limited to any representative of a Governmental Authority, and any environmental consultant, and any receiver appointed by any court of competent jurisdiction, shall have the right, but not the obligation, to enter upon the Property at all reasonable times to assess any and all aspects of the environmental condition of the Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s sole discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing. Borrower shall cooperate with and provide reasonable access to Lender and any such person or entity designated by Lender.

Section 12.4. Operations and Maintenance

If recommended by the Environmental Report or any other environmental assessment or audit of the Property, Borrower shall establish and comply with an operations and maintenance program with respect to the Property, in form and substance reasonably acceptable to Lender, prepared by an environmental consultant reasonably acceptable to Lender, which program shall address any asbestos-containing material or lead based paint or Mold that may now or in the future be detected at or on the Property. Without limiting the generality of the preceding sentence, Lender may reasonably require (a) periodic notices or reports to Lender in form, substance and at such intervals as Lender may specify, (b) an amendment to such operations and maintenance program to address changing circumstances, laws or other matters, (c) at Borrower’s sole expense, supplemental examination of the Property by consultants reasonably specified by Lender, (d) access to the Property by Lender, its agents or servicer, to review and assess the environmental condition of the Property and Borrower’s compliance with any operations and maintenance program, and (e) variation of the operations and maintenance program in response to the reports provided by any such consultants.

Section 12.5. Environmental Definitions

“Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other government directives or requirements, as well as common law, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act, that apply to Borrower or the Property and relate to Hazardous Materials or protection of human health or the environment. “Environmental Liens” means all Liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other Person. “Environmental Report” means the written reports resulting from the environmental assessment of the Property, delivered to Lender in connection with the Loan. “Hazardous Materials” shall mean petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials in any form that is or could become friable; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which on the Property is prohibited by any federal, state or local authority; any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material”, “hazardous waste”, “toxic substance”, “toxic pollutant”, “contaminant”, or “pollutant” within the meaning of any Environmental Law. “Mold” shall mean any mold, fungi, bacterial or microbial matter present at or in the Property, including, without limitation, building materials which is in a condition, location or a type which is likely to pose a risk to human health or safety or the environment, is likely to result in damage to or would adversely affect or impair the value or marketability of the Property. “Release” of any Hazardous Materials includes but is not limited to any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

Section 12.6. Intentionally Omitted

ARTICLE 13

SECONDARY MARKET

Section 13.1. Transfer of Loan

Lender may, at any time, sell, transfer or assign the Loan Documents, or grant participations therein (“Participations”) or syndicate the Loan (“Syndication”) or issue mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement (“Securities”) (a Syndication or the issuance of Participations and/or Securities, a “Securitization”).

Section 13.2. Delegation of Servicing

At the option of Lender, the Loan may be serviced by a servicer/trustee selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to such servicer/trustee pursuant to a servicing agreement between Lender and such servicer/trustee.

Section 13.3. Dissemination of Information

Lender may forward to each purchaser, transferee, assignee, or servicer of, and each participant, or investor in, the Loan, or any Participations and/or Securities or any of their respective successors (collectively, the “Investor”) or any Rating Agency rating the Loan, or any Participations and/or Securities, each prospective Investor, and any organization maintaining databases on the underwriting and performance of commercial mortgage loans, all documents and information which Lender now has or may hereafter acquire relating to the Debt and to Borrower, any managing member or general partner thereof, Borrower Principal, SPE Component Entity and the Property, including financial statements, whether furnished by Borrower or otherwise, as Lender determines necessary or desirable. Borrower irrevocably waives any and all rights it may have under applicable Legal Requirements to prohibit such disclosure, including but not limited to any right of privacy.

Section 13.4. Cooperation

Borrower and Borrower Principal agree to cooperate with Lender in connection with any sale or transfer of the Loan or any Participation and/or Securities created pursuant to this Article 13, including, without limitation, (a) the delivery of an estoppel certificate required in accordance with Section 5.12(a) and such other documents as may be reasonably requested by Lender, (b) the execution of such amendments to the Loan Documents as may be requested by the holder of the Note or the Rating Agencies or otherwise to effect the Securitization including, without limitation, bifurcation of the Loan into two or more separate notes; provided, however, that Borrower shall not be required to modify or amend any Loan Document or organizational document if such modification or amendment would (i) change the interest rate, the stated maturity or the amortization of principal set forth in the Note, except in connection with a bifurcation of the Loan which may result in varying fixed interest rates and amortization schedules, but which shall have the same initial weighted average coupon of the original Note, or

(ii) modify or amend any other material economic or material non-economic term of the Loan or the Loan Documents, or (iii) materially increase Borrower’s obligations and liabilities under the Loan Documents, and (c) make changes to the organizational documents of Borrower and its principals and/or use its commercially reasonable efforts to cause changes to the legal opinions delivered by Borrower in connection with the Loan, provided, that such changes shall not result in a material adverse effect to Borrower. Borrower shall also furnish and Borrower and Borrower Principal consent to Lender furnishing to such Investors or such prospective Investors or such Rating Agency any and all information concerning the Property, the Leases, the financial condition of Borrower or Borrower Principal as may be reasonably requested by Lender, any Investor, any prospective Investor or any Rating Agency in connection with any sale or transfer of the Loan or any Participations or Securities.

Section 13.5. Intentionally Omitted

Section 13.6. Intentionally Omitted

Section 13.7. Intentionally Omitted

Section 13.8. Intentionally Omitted

ARTICLE 14

INDEMNIFICATIONS

Section 14.1. General Indemnification

Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof; (d) any failure of the Property to be in compliance with any applicable Legal Requirements; (e) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease; (f) the holding or investing of the Reserve Accounts or the performance of the Required Work or Additional Replacements, or (g) the payment of any commission, charge or brokerage fee to anyone which may be payable in connection with the funding of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

Section 14.2. Mortgage and Intangible Tax Indemnification

Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any tax on the making and/or recording of the Mortgage, the Note or any of the other Loan Documents, but excluding any income, franchise or other similar taxes.

Section 14.3. ERISA Indemnification

Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that Lender may incur, directly or indirectly, as a result of a default under Section 4.9 or Section 5.18 of this Agreement.

Section 14.4. Survival

The obligations and liabilities of Borrower under this Article 14 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Mortgage.

ARTICLE 15

EXCULPATION

Section 15.1. Exculpation

(a) Except as otherwise provided herein or in the other Loan Documents, Lender shall not enforce the liability and obligation of Borrower or Borrower Principal, as applicable, to perform and observe the obligations contained herein or in the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower or Borrower Principal, except that Lender may bring a foreclosure action, action for specific performance or other appropriate action or proceeding to enable Lender to enforce and realize upon this Agreement, the Note, the Mortgage and the other Loan Documents, and the interest in the Property, the Rents and any other collateral given to Lender created by this Agreement, the Note, the Mortgage and the other Loan Documents; provided, however, that any judgment in any such action or proceeding shall be enforceable against Borrower or Borrower Principal, as applicable, only to the extent of Borrower’s or Borrower Principal’s interest in the Property, in the Rents and in any other collateral given to Lender with respect to this Loan. Lender, by accepting this Agreement, the Note, the Mortgage and the other Loan Documents, agrees that it shall not, except as otherwise provided in this Section 15.1, sue for, seek or demand any deficiency judgment against Borrower or Borrower Principal in any such action or proceeding, under or by reason of or under or in connection with this Agreement, the Note, the Mortgage or the other Loan Documents. The provisions of this Section 15.1 shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by this Agreement, the Note, the

Mortgage or the other Loan Documents; (ii) impair the right of Lender to name Borrower or Borrower Principal as a party defendant in any action or suit for judicial foreclosure and sale under this Agreement and the Mortgage solely to effectuate such sale or foreclosure; (iii) affect the validity or enforceability of any indemnity (including, without limitation, those contained in the Guaranty, Environmental Indemnity and Article 14 of this Agreement), guaranty, master lease or similar instrument made in connection with this Agreement, the Note, the Mortgage and the other Loan Documents; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the assignment of leases provisions contained in the Mortgage; or (vi) impair the right of Lender to obtain a deficiency judgment or other judgment on the Note against Borrower or Borrower Principal if necessary to obtain any Insurance Proceeds or Awards to which Lender would otherwise be entitled under this Agreement; provided, however, Lender shall only enforce such judgment to the extent of the Insurance Proceeds and/or Awards.

(b) Notwithstanding the provisions of this Section 15.1 to the contrary, Borrower and Borrower Principal by executing the Guaranty shall be personally liable to Lender on a joint and several basis for Losses incurred by Lender (including reasonable attorneys’ fees and costs reasonably incurred) arising from and attributable to:

(i) fraud or intentional misrepresentation by Borrower, Borrower Principal or any other Affiliate of Borrower or Borrower Principal in connection with the execution and the delivery of this Agreement, the Note, the Mortgage, any of the other Loan Documents, or any certificate, report, financial statement or other instrument or document furnished to Lender at the time of the closing of the Loan or during the term of the Loan to the extent the same has a material adverse effect on Borrower, Borrower Principal or the Property;

(ii) Borrower’s misapplication or misappropriation of Rents received by Borrower after the occurrence of an Event of Default;

(iii) Borrower’s misapplication or misappropriation of tenant security deposits or Rents collected in advance;

(iv) the misapplication or the misappropriation of Insurance Proceeds or Awards;

(v) Borrower’s failure to pay Taxes, Other Charges (except to the extent that (A) sums sufficient to pay such amounts have been deposited in escrow with Lender pursuant to the terms hereof and there exists no impediment to Lender’s utilization thereof, (B) there is insufficient cash flow from the operation of the Property or (C) to the extent Borrower is contesting Taxes and or Other Charges in accordance with the terms of this Agreement), charges for labor or materials or other charges that can create liens on the Property beyond any applicable notice and cure periods specified herein;

(vi) Borrower’s failure to return or to reimburse Lender for all Personal Property owned by Borrower taken from the Property by or on behalf of Borrower and not replaced with Personal Property of the same utility and of the same or greater value;

(vii) any act of actual waste or arson to any Property by Borrower, or by Borrower Principal, or any Affiliate;

(viii) Borrower’s failure following any Event of Default to (A) deliver to Lender upon Lender’s written demand all Rents and available books and records required under the Loan Documents relating to the Property and requested by Lender (within a commercially reasonable period of time), or (B) if applicable, comply with all written notices and instructions of Lender delivered pursuant to the terms of the Assignment of Management Agreement (if any) to the extent such notices or instructions do not violate applicable laws or contractual obligations of Borrower;

(ix) Borrower’s setting forth of any defense to a proceeding instituted by Lender (whether judicial or otherwise) for the foreclosure of the Mortgage following an Event of Default caused by Borrower’s failure to timely pay the Monthly Payment Amount or the Debt due on the Maturity Date;

(x) Intentional breach or any unintentional breach after five (5) days notice by Borrower of any representation, warranty or covenant set forth in Section 10.2 hereof;

(xi) The material breach of any representation, warranty, covenant or indemnification set forth in Article 12 hereof or in any other Loan Document concerning environmental laws, hazardous substances and asbestos and any indemnification of Lender with respect thereto in any Loan Document, in each case after any applicable notice and cure period;

(xii) gross negligence or willful misconduct by Borrower, Borrower Principal or any other Affiliate of Borrower or Borrower Principal in connection with the Loan;

(xiii) a breach by Borrower or SPE Component Entity of any of the covenants set forth in Article 6 hereof, to the extent that such breach (A) has a material adverse effect on Borrower and/or SPE Component Entity and (B) is not cured within fifteen (15) days of the earlier to occur of notice from Lender or Borrower’s knowledge of such breach; or

(xiv) Borrower fails to obtain Lender’s prior written consent to any subordinate financing or other voluntary Lien encumbering the Property, if such consent is required by the Loan Documents.

(c) Notwithstanding the foregoing, the agreement of Lender not to pursue recourse liability as set forth in subsection (a) above SHALL BECOME NULL AND VOID and shall be of no further force and effect and the Debt shall be fully recourse to Borrower and Borrower Principal on a joint and several basis in the event (i) of a breach by Borrower, Borrower Principal or SPE Component Entity of any of the covenants set forth in Article 6 hereof, which breach results in a substantive consolidation of Borrower or SPE Component Entity with any Affiliate in a bankruptcy or similar proceeding (or the filing of a motion for substantive consolidation in bankruptcy citing such failure), (ii) of a breach of any of the covenants set forth in Article 7 hereof, which results in a Prohibited Transfer, (iii) the Property or any part thereof shall become an asset in a voluntary bankruptcy or voluntary insolvency proceeding of Borrower, (iv)

Borrower, Borrower Principal or any Affiliate, officer, director, or representative which controls, directly or indirectly, Borrower or Borrower Principal files, or joins in the filing of, an involuntary petition against Borrower under any Creditors Rights Laws that is not dismissed in its entirety in accordance with applicable Legal Requirements within ninety (90) days of the filing thereof, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person, which results in and involuntary petition being filed against Borrower; (v) Borrower files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under any Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person; provided, however, that the foregoing shall not be deemed to be violated if Borrower does not take any action contesting or otherwise objecting to such involuntary petition; or (vi) any Affiliate, officer, director, or representative which controls Borrower consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Property.

(d) Nothing herein shall be deemed to be a waiver of any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provision of the U.S. Bankruptcy Code to file a claim for the full amount of the indebtedness secured by the Mortgage or to require that all collateral shall continue to secure all of the indebtedness owing to Lender in accordance with this Agreement, the Note, the Mortgage or the other Loan Documents.

(e) Subject to the terms of the Environmental Indemnity which survive the payment in full of the Loan, upon payment in full of the Loan, Borrower Principal shall be relieved of its obligations under this Article 15, the Environmental Indemnity and the Guaranty.

ARTICLE 16

NOTICES

Section 16.1. Notices

All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, (b) expedited prepaid overnight delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or by (c) telecopier (with answer back acknowledged provided an additional notice is given pursuant to subsection (b) above), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	Bank of America, N.A.
Real Estate Structured Finance - Servicing
900 West Trade Street
Suite 650
NC1-026-06-01
Charlotte, North Carolina 28255
Attn: Servicing Manager
Telephone No: (866) 531-0957
Facsimile No.: (704) 317-4501

With a copy to:	Winstead PC 2400 Hearst Tower 214 North Tryon Street Charlotte, North Carolina 28202
	Attention:	Jeffrey J. Lee, Esq.
	Telephone No.:	(704) 339-1788
	Facsimile No.:	(704) 339-1701

If to Borrower:	c/o Consolidated-Tomoka Land Co.
1530 Cornerstone Blvd
Suite 100
Daytona Beach, FL 32117
	Attention:	Steven R. Greathouse
	Telephone No.:	(386) 944-5642
	Facsimile No.:	(386) 274-1223

With a copy to:	c/o Consolidated-Tomoka Land Co. 1530 Cornerstone Blvd Suite 100 Daytona Beach, FL 32117
	Attention:	General Counsel
Telephone No.:
Facsimile No.:

If to Borrower Principal:	c/o Consolidated-Tomoka Land Co. 1530 Cornerstone Blvd Suite 100 Daytona Beach, FL 32117
	Attention:	Steven R. Greathouse
	Telephone No.:	(386) 944-5642
	Facsimile No.:	(386) 274-1223

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day.

ARTICLE 17

FURTHER ASSURANCES

Section 17.1. Replacement Documents

Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other Loan Document which is not of public record: (i) with respect to any Loan Document other than the Note, Borrower will issue, in lieu thereof, a replacement of such other Loan Document, dated the date of such lost, stolen, destroyed or mutilated Loan Document in the same principal amount thereof and otherwise of like tenor and (ii) with respect to the Note, (a) Borrower will execute a reaffirmation of the Debt as evidenced by such Note acknowledging that Lender has informed Borrower that the Note was lost, stolen destroyed or mutilated and that such Debt continues to be an obligation and liability of the Borrower as set forth in the Note, a copy of which shall be attached to such reaffirmation and (b) if requested by Lender, Borrower will execute a replacement note and Lender or Lender’s custodian (at Lender’s option) shall provide to Borrower Lender’s (or Lender’s custodian’s) then standard form of lost note affidavit and indemnity, which such form shall be reasonably acceptable to Borrower.

Section 17.2. Recording of Mortgage, etc

Borrower forthwith upon the execution and delivery of the Mortgage and thereafter, from time to time, will cause the Mortgage and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon the Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Lender in, the Property. Borrower will pay all taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, the Mortgage, the other Loan Documents, any note, deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Mortgage, any deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by law so to do.

Section 17.3. Further Acts, etc

Borrower will, at the cost of Borrower, and without expense to Lender, do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, deeds of trust, mortgages, assignments, security agreements, control agreements, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Lender the property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording the Mortgage, or for complying with all Legal Requirements. Borrower, within five (5) Business Days of written demand, will execute and deliver, and in the event it shall fail to so execute and deliver, hereby authorizes Lender to execute in the name of Borrower or without the signature of Borrower to the extent Lender may lawfully do so, one or more financing statements and financing statement amendments to evidence more effectively, perfect and maintain the priority of the security interest of Lender in the Property. Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including without limitation, such rights and remedies available to Lender pursuant to this Section 17.3.

Section 17.4. Changes in Tax, Debt, Credit and Documentary Stamp Laws

(a) If any law is enacted or adopted or amended after the date of this Agreement which deducts the Debt from the value of the Property for the purpose of taxation or which imposes a tax, either directly or indirectly, on the Debt or Lender’s interest in the Property, Borrower will pay the tax, with interest and penalties thereon, if any. If Lender is advised by counsel chosen by it that the payment of tax by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury then Lender shall have the option by written notice of not less than one hundred twenty (120) days to declare the Debt immediately due and payable without any prepayment penalty or fee.

(b) Borrower will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or Other Charges assessed against the Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of the Property, or any part thereof, for real estate tax purposes by reason of the Mortgage or the Debt. If such claim, credit or deduction shall be required by law, Lender shall have the option, by written notice of not less than one hundred twenty (120) days, to declare the Debt immediately due and payable without any prepayment penalty or fee.

If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note, the Mortgage, or any of the other Loan Documents or impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any.

Section 17.5. Expenses

Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable costs and expenses (including reasonable, actual attorneys’ fees and disbursements and the allocated costs of internal legal services and all actual disbursements of internal counsel) reasonably incurred by Lender and otherwise payable by Borrower in accordance with this Agreement (all of which shall be deemed part of the Debt) in connection with (a) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property); (b) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date (unless specified to be paid by Lender), including, without limitation, confirming compliance with environmental and insurance requirements; (c) following a request by Borrower, Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (d) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (e) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (f) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (g) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (h) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.

Section 17.6. Cost of Enforcement.

In the event (a) that the Mortgage is foreclosed in whole or in part, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, or (c) Lender exercises any of its other remedies under this Agreement or any of the other Loan Documents, Borrower shall be chargeable with and agrees to pay all out-of-pocket costs of collection and defense, including reasonable attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes, all of which shall be deemed part of the Debt. In addition, Borrower shall be responsible for any fees and expenses of any servicer and any third-party fees and expenses, including, without limitation, special servicing fees, work-out fees and attorneys fees and disbursements in connection with a prepayment, release of the Property, assumption or modification of the Loan, special servicing or work-out of the Loan or enforcement of the Loan Documents.

ARTICLE 18

WAIVERS

Section 18.1. Remedies Cumulative; Waivers

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower or Borrower Principal pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 18.2. Modification, Waiver in Writing

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 18.3. Delay Not a Waiver

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 18.4. Trial by Jury

BORROWER, BORROWER PRINCIPAL AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH

REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, BORROWER PRINCIPAL AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH OF LENDER, BORROWER PRINCIPAL AND BORROWER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER, BORROWER PRINCIPAL AND LENDER.

Section 18.5. Waiver of Notice

Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 18.6. Remedies of Borrower

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, to the fullest extent permitted by applicable law Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and to the fullest extent permitted by applicable law Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Lender agrees that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.

Section 18.7. Waiver of Marshalling of Assets

To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 18.8. Waiver of Statute of Limitations

Borrower hereby expressly waives and releases, to the fullest extent permitted by law, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its Other Obligations.

Section 18.9. Waiver of Counterclaim

Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 18.10. Gradsky Waivers

Borrower and Borrower Principal hereby waive each of the following for the Properties located in the State of California as identified on Schedule I:

(a) Any rights of Borrower Principal of subrogation, reimbursement, indemnification, and/or contribution against Borrower or any other person or entity, and any other rights and defenses that are or may become available to Borrower Principal or any other person or entity by reasons of Sections 2787-2855, inclusive of the California Civil Code;

(b) Any rights or defenses that may be available by reason of any election of remedies by Lender (including, without limitation, any such election which in any manner impairs, effects, reduces, releases, destroys or extinguishes Borrower Principal’s subrogation rights, rights to proceed against Borrower for reimbursement, or any other rights of Borrower Principal to proceed against any other person, entity or security, including but not limited to any defense based upon an election of remedies by Lender under the provisions of Section 580(d) of the California Code of Civil Procedure or any similar law of California or of any other State or of the United States); and

(c) Any rights or defenses Borrower Principal may have because its obligations under this Agreement (the “Borrower Principal Obligations”) are secured by real property or any estate for years. These rights or defenses include, but are not limited to, any rights or defenses that are based upon, directly or indirectly, the application of Section 580(a), Section 580(b), Section 580(d) or Section 726 of the California Code of Civil Procedure to the Borrower Principal Obligations.

The provisions of this subsection (c) mean, among other things:

(y) Lender may collect from Borrower Principal without first foreclosing on any real or personal property collateral pledged by Borrower for the Debt; and

(z) If Lender forecloses on a real property pledged by Borrower:

(1) The Borrower Principal Obligations shall not be reduced by the price for which the collateral sold at the foreclosure sale or the value of the collateral at the time of the sale.

(2) Lender may collect from Borrower Principal even if Lender, by foreclosing on the real property collateral, has destroyed any right of Borrower Principal to collect from Borrower. Further, the provisions of this Agreement constitute an unconditional and irrevocable waiver of any rights and defenses Borrower Principal may have because Borrower’s obligations are secured by real property. These rights and defenses, include, but are not limited to, any rights or defenses based upon Section 580(a), Section 580(b), Section 580(d) or Section 726 of the California Code of Civil Procedure.

ARTICLE 19

GOVERNING LAW

Section 19.1. Choice of Law

(a) (A) THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR

PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

c/o Consolidated-Tomoka Land Co.

1530 Cornerstone Blvd., Suite 100

Daytona Beach, FL 32117

Attn: General Counsel

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 19.2. Severability

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 19.3. Preferences

Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

ARTICLE 20

MISCELLANEOUS

Section 20.1. Survival

This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 20.2. Lender’s Discretion

Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 20.3. Headings

The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 20.4. Schedules Incorporated

The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 20.5. Offsets, Counterclaims and Defenses

Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 20.6. No Joint Venture or Partnership; No Third Party Beneficiaries

(a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

(c) The general partners, members, principals and (if Borrower is a trust) beneficial owners of Borrower are experienced in the ownership and operation of properties similar to the Property, and Borrower and Lender are relying solely upon such expertise and business plan in connection with the ownership and operation of the Property. Borrower is not relying on Lender’s expertise, business acumen or advice in connection with the Property.

(d) Notwithstanding anything to the contrary contained herein, Lender is not undertaking the performance of (i) any obligations under the Leases; or (ii) any obligations with respect to such agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents.

(e) By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to this Agreement, the Mortgage, the Note or the other Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Lender shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Lender.

(f) Borrower recognizes and acknowledges that in accepting this Agreement, the Note, the Mortgage and the other Loan Documents, Lender is expressly and primarily relying on the truth and accuracy of the representations and warranties set forth in Article 4 of this Agreement without any obligation to investigate the Property and notwithstanding any investigation of the Property by Lender; that such reliance existed on the part of Lender prior to the date hereof, that the warranties and representations are a material inducement to Lender in making the Loan; and that Lender would not be willing to make the Loan and accept this Agreement, the Note, the Mortgage and the other Loan Documents in the absence of the warranties and representations as set forth in Article 4 of this Agreement.

Section 20.7. Publicity

Except for disclosures and reporting required by applicable Legal Requirements and communications with shareholders of Guarantor or other constituent entities of Borrower in the ordinary course of business, all news releases, publicity or advertising by Borrower or its Affiliates which Borrower controls or is controlled by, through any media intended to reach the general public which refers to the Loan, Lender, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or any of their Affiliates shall be subject to the prior written approval of Lender, not to be unreasonably withheld. Lender shall be permitted to make any news releases, publicity or advertising by Lender or its Affiliates through any media intended to reach the general public which refers to the Loan, the Property, Borrower and their respective Affiliates without the approval of Borrower or any such Persons. Borrower also agrees that Lender may share any information pertaining to the Loan with Bank of America Corporation, including its bank subsidiaries, Merrill Lynch, Pierce, Fenner & Smith Incorporated and any other Affiliates of the foregoing, in connection with the sale or transfer of the Loan or any Participations and/or Securities created.

Section 20.8. Cross Default; Cross Collateralization

Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of the Properties taken separately. Borrower agrees that the Security Instruments are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of the Security Instruments shall constitute an Event of Default under each of the other Security Instruments which secure the Note; (ii) an Event of Default under the Note or this Agreement shall constitute an Event of Default under each Security Instrument; and (iii) each Security Instrument shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note.

Section 20.9. Conflict; Construction of Documents; Reliance

In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 20.10. Duplicate Originals; Counterparts

This Agreement and each of the other Loan Documents may be executed in any number of duplicate originals, and each duplicate original shall be deemed to be an original. This Agreement and each of the other Loan Documents (and each duplicate original) also may be executed in any number of counterparts, each of which shall be deemed an original and all of which together constitute a fully executed agreement even though all signatures do not appear on the same document.

Section 20.11. Contribution

(a) In the event of (i) any payment by any one or more of the Borrowers of any amount in excess of the Allocated Loan Amount relating to the Separate Property owned by such Borrower together with interest thereon and any other amounts payable with respect thereto, and (ii) the foreclosure of, or the delivery of deeds in lieu of foreclosure relating to, any of the collateral owned by one or more of the Borrowers, each Borrower (the “Overpaying Borrower”) whose collateral or assets have been utilized to satisfy obligations under the Loan or otherwise for the benefit of one or more other Borrowers shall be entitled, after payment in full of the Note and the satisfaction of all the Borrowers’ other obligations to Lender, to contribution from each of the benefited Borrowers, for the amounts so paid, advanced or benefited, up to such benefited Borrower’s then current applicable Allocated Loan Amount. Any such contribution payments shall be made within ten (10) days after demand therefor.

(b) If a Borrower (a “Defaulting Borrower”) shall have failed to make a contribution payment as herein provided, after the payment of the Note in full and the satisfaction of all of the Borrowers’ other obligations to Lender, the Overpaying Borrower shall be subrogated to the rights of Lender against such Defaulting Borrower, including the right to receive a portion of the Collateral of such Defaulting Borrower in an amount equal to the contribution payment required hereunder that such Defaulting Borrower failed to make; provided, however, if Lender returns any payments in connection with a bankruptcy of a Borrower, all subrogated Borrowers shall jointly and severally repay Lender all such amounts repaid, together with interest at the rate set forth in the Note.

(c) At the request of any Borrower or Borrowers, upon such repayment of the Note in full and satisfaction of all other obligations of the Borrowers, Lender shall assign the applicable collateral, without recourse, to such Borrower or Borrowers; provided, that, if Lender shall have received conflicting requests from more than one Borrower to receive such collateral and such requesting Borrowers cannot agree as to the disposition of such collateral, Lender shall have no obligation to deliver such collateral to such requesting Borrowers unless and until such requesting Borrowers shall have agreed as to the disposition of such collateral and so authorized Lender. Provided Lender shall have received such authorization, Lender shall assign the collateral in question, without recourse, to the Borrower entitled to receive such collateral within ninety (90) days thereafter. Prior to delivering such collateral, Lender shall be entitled to receive from the requesting Borrower or Borrowers such other assurances, indemnities and agreements as may be reasonably requested by Lender.

(d) The liabilities and obligations of Borrower under this Section 20.11 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

Section 20.12. Liability

If Borrower consists of more than one Person, the obligations and liabilities of each such person hereunder shall be joint and several. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns forever.

Section 20.13. Entire Agreement

This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

BLUEBIRD SOUTH GARDEN GROVE LLC, a
Delaware limited liability company

By:	Bluebird14 Holdings LLC, a Delaware limited liability company, its sole member

	By:	Consolidated-Tomoka Land Co., a Florida corporation, its sole member

		By:	/s/ John P. Albright
Name: John P. Albright
Title: President and CEO

BLUEBIRD SOUTH LAGUNA LLC, a Delaware limited liability company

By:	Bluebird14 Holdings LLC, a Delaware limited liability company, its sole member

	By:	Consolidated-Tomoka Land Co., a Florida corporation, its sole member

		By:	/s/ John P. Albright
Name: John P. Albright
Title: President and CEO

BLUEBIRD SOUTH TRABUCO MISSION VIEJO LLC, a Delaware limited liability company

By:	Bluebird14 Holdings LLC, a
Delaware limited liability company, its sole member

	By:	Consolidated-Tomoka Land Co., a Florida corporation, its sole member

		By:	/s/ John P. Albright
Name: John P. Albright
Title: President and CEO

BLUEBIRD SOUTH PUERTA REAL MISSION
VIEJO LLC, a Delaware limited liability company

By:	Bluebird14 Holdings LLC, a Delaware
limited liability company, its sole member

	By:	Consolidated-Tomoka Land Co., a
Florida corporation, its sole member

		By:	/s/ John P. Albright
Name: John P. Albright
Title: President and CEO

BLUEBIRD SOUTH WESTMINSTER LLC, a
Delaware limited liability company

By:	Bluebird14 Holdings LLC, a Delaware
limited liability company, its sole member

	By:	Consolidated-Tomoka Land Co., a
Florida corporation, its sole member

		By:	/s/ John P. Albright
Name: John P. Albright
Title: President and CEO

BLUEBIRD NORTH LA HABRA LLC, a
Delaware limited liability company

By:	Bluebird14 Holdings LLC, a Delaware
limited liability company, its sole member

	By:	Consolidated-Tomoka Land Co., a
Florida corporation, its sole member

		By:	/s/ John P. Albright
Name: John P. Albright
Title: President and CEO

BLUEBIRD NORTH LOS ALAMITOS LLC, a
Delaware limited liability company

By:	Bluebird14 Holdings LLC, a Delaware
limited liability company, its sole member

	By:	Consolidated-Tomoka Land Co., a
Florida corporation, its sole member

		By:	/s/ John P. Albright
Name: John P. Albright
Title: President and CEO

BLUEBIRD NORTH WALNUT LLC, a Delaware
limited liability company

By:	Bluebird14 Holdings LLC, a Delaware
limited liability company, its sole member

	By:	Consolidated-Tomoka Land Co., a
Florida corporation, its sole member

		By:	/s/ John P. Albright
Name: John P. Albright
Title: President and CEO

BLUEBIRD NORTH YORBA LINDA LLC, a
Delaware limited liability company

By:	Bluebird14 Holdings LLC, a Delaware
limited liability company, its sole member

	By:	Consolidated-Tomoka Land Co., a
Florida corporation, its sole member

		By:	/s/ John P. Albright
Name: John P. Albright
Title: President and CEO

BLUEBIRD CAPITAL CIRCLE LLC, a Delaware
limited liability company

By:	Bluebird14 Holdings LLC, a Delaware
limited liability company, its sole member

	By:	Consolidated-Tomoka Land Co., a
Florida corporation, its sole member

		By:	/s/ John P. Albright
Name: John P. Albright
Title: President and CEO

BLUEBIRD CHASE CHICAGO LLC, a Delaware
limited liability company

By:	Bluebird14 Holdings LLC, a Delaware
limited liability company, its sole member

	By:	Consolidated-Tomoka Land Co., a
Florida corporation, its sole member

		By:	/s/ John P. Albright
Name: John P. Albright
Title: President and CEO

BLUEBIRD BWW PHOENIX LLC, a Delaware
limited liability company

By:	Bluebird14 Holdings LLC, a Delaware
limited liability company, its sole member

	By:	Consolidated-Tomoka Land Co., a
Florida corporation, its sole member

		By:	/s/ John P. Albright
Name: John P. Albright
Title: President and CEO

BLUEBIRD WAG PALM BAY LLC, a Delaware
limited liability company

By:	Bluebird14 Holdings LLC, a Delaware
limited liability company, its sole member

	By:	Consolidated-Tomoka Land Co., a
Florida corporation, its sole member

		By:	/s/ John P. Albright
Name: John P. Albright
Title: President and CEO

BLUEBIRD WAG BOULDER LLC, a Delaware
limited liability company

By:	Bluebird14 Holdings LLC, a Delaware
limited liability company, its sole member

	By:	Consolidated-Tomoka Land Co., a
Florida corporation, its sole member

		By:	/s/ John P. Albright
Name: John P. Albright
Title: President and CEO

BORROWER PRINCIPAL:

CONSOLIDATED-TOMOKA LAND COMPANY,a Florida corporation

By:	/s/ John P. Albright
Name: John P. Albright
Title: President and CEO

LENDER:

BANK OF AMERICA, N.A., a national banking association

By:	/s/ Steven Wasser
Name: Steven Wasser
Title: Managing Director

EXHIBIT A

Borrower Equity Ownership Structure

EXHIBIT B

Form of Tenant Direction Letter

[BORROWER LETTERHEAD]

                         , 20

[TENANTS UNDER LEASES]

Re:	Lease dated between ,

as Landlord, and                     , as Tenant,

concerning premises known as

Gentlemen:

This letter shall constitute notice to you that the undersigned has granted a security interest in the captioned lease and all rents, additional rent and all other monetary obligations to landlord thereunder (collectively, “Rent”) in favor of Bank of America, N.A., as lender (“Lender”), to secure certain of the undersigned’s obligations to Lender. The undersigned hereby irrevocably instructs and authorizes you to disregard any and all previous notices sent to you in connection with Rent and hereafter to deliver all Rent to the following address:

The instructions set forth herein are irrevocable and are not subject to modification in any manner, except that Lender, or any successor lender so identified by Lender, may by written notice to you rescind the instructions contained herein.

Sincerely, [BORROWER]

ACKNOWLEDGMENT AND AGREEMENT

The undersigned acknowledges notice of the security interest of Lender and hereby confirms that the undersigned has received no notice of any other pledge or assignment of the Rent and will honor the above instructions.

[Tenant]

By:
Name:
Its:
Dated as of: ,20

SCHEDULE I

BORROWER INFORMATION

Borrower (all Borrowers are Delaware LLC’s)	EIN	Property	Allocated Loan Amount	Appraised value of property (as-is)
Bluebird South Garden Grove LLC	59-0483700	BOA – Garden Grove 13952 Brookhurst Street, Garden Grove, CA 92843	$1,781,075	$3,300,000

Bluebird South Laguna LLC	59-0483700	BOA – Laguna 299 Ocean Avenue, Laguna Beach, CA 92651	$1,565,187	$2,900,000

Bluebird South Trabuco Mission Viejo LLC	59-0483700	BOA – Mission Viejo (Trabuco) 26821 Trabuco Road, Mission Viejo, CA 92691	$944,509	$1,750,000

Bluebird South Puerta Real Mission Viejo LLC	59-0483700	BOA – Mission Viejo (Puerta Real) 27571 Puerta Real, Mission Viejo, CA 92691	$701,636	$1,300,000

Bluebird South Westminster LLC	59-0483700	BOA – Westminster 8850 Bolsa Avenue, Westminster, CA 92683	$1,700,117	$3,150,000

Bluebird North La Habra LLC	59-0483700	BOA – La Habra 200 East La Habra Boulevard, La Habra, CA 90631	$1,187,383	$2,200,000

Bluebird North Los Alamitos LLC	59-0483700	BOA – Los Alamitos 11262 Los Alamitos Boulevard, Los Alamitos, CA 90720	$917,523	$1,700,000

Bluebird North Walnut LLC	59-0483700	BOA – Walnut 200 S. Lemon Avenue, Walnut, CA 91789	$1,295,327	$2,400,000

Bluebird North Yorba Linda LLC	59-0483700	BOA – Yorba Linda 19601 Yorba Linda Boulevard, Yorba Linda, CA 92286	$863,551	$1,600,000

Bluebird Capital Circle LLC	59-0483700	CVS 1875 Capital Circle NE, Tallahassee, FL 32308	$2,428,738	$4,500,000

Bluebird Chase Chicago LLC	59-0483700	JP Morgan Chase 5606 West Montrose Avenue, Chicago, IL 60634	$2,023,949	$3,750,000

Bluebird BWW Phoenix LLC	59-0483700	Buffalo Wild Wings 2700 W. North Lane, Phoenix, AZ 85051	$998,481	$1,850,000

Bluebird WAG Palm Bay LLC	59-0483700	Walgreen’s – Palm Bay 1160 Malabar Road SE, Palm Bay, FL 32907	$2,536,682	$4,700,000

Bluebird WAG Boulder LLC	59-0483700	Walgreen’s – Boulder 2870 28th Street, Boulder, CO 80301	$4,155,841	$7,700,000

SCHEDULE II

REQUIRED REPAIRS

PROPERTY	REQUIRED REPAIR

Bank of America – Garden Grove	None.

Bank of America – La Habra	Re-install the existing regular ADA parking space placard at the compliant height above pavement.

Bank of America – Laguna Beach	None.

Bank of America – Los Alamitos	None.

Bank of America – Mission Viejo	Re-install of the existing parking space placards at the compliant height above pavement.

Bank of America – Mission Viejo	Re-work of existing parking spaces as required to add the missing placard and one (1) “Van Accessible” parking space access aisle, and placard.

Bank of America – Walnut	None.

Bank of America – Westminster	Re-work of existing parking spaces as required to add the missing placard and one (1) “Van Accessible” parking space, access aisle, and placard.

Bank of America – Yorba Linda	Lump sum allowance to make necessary repairs at wood trim in concrete walkway joint pattern as required to eliminate trip hazard, and a rework of the existing ADA parking spaces as required to install placards at the compliant height and include one (1) designated as “Van Accessible.”

Buffalo Wild Wings	Installation of ADA van accessible parking sign.

CVS	Repairing cracking and damage from leaking automobile lubricants in asphalt paving of parking lot, installing a lock on the gate of the chain-link fence enclosing the detention basin, removing storage items from vicinity of fire alarm panel and portable fire extinguisher, installation of van accessible ADA signage and regular ADA signage, and removing of padlocks from pull-box alarm.

JP Morgan Chase	None.

Walgreen’s – Boulder	None.

Walgreen’s – Palm Bay	Removal of storage items from vicinity of electrical panels, and installation of van accessible ADA signage.

CONSOLIDATED TOMOKA

FINAL 3.8.2013

Confidential Legal Entity Organizational Chart

- *Not for Distribution to any other parties*
- *Not to be copied, manipulated, distributed or otherwise disclosed.*
- *Not to be used as an attachment under any circumstances*

Financing Structure – BofA Term Loan

Consolidated-Tomoka Land Co.
(FL)
A
100%
Bluebird14 Holdings LLC (DE)
100%
Bluebird WAG Boulder LLC (DE)
Walgreens Boulder (CO)
Bluebird South Garden Grove LLC (DE)
BofA Garden Grove #______
Bluebird South Laguna LLC (DE)
BofA Laguna Bch #______
Bluebird South Trabuco Mission Viejo LLC (DE)
BofA Mission Viejo 1 #______
Bluebird South Puerta Real Mission Viejo LLC (DE)
BofA Mission Viejo 2 #______
Bluebird South Westminster LLC (DE)
BofA Westminster #______
Bluebird North La Habra LLC (DE)
BofA La Habra #______
Bluebird North Los Alamitos LLC (DE)
BofA Los Alamitos #______
Bluebird North Walnut LLC (DE)
BofA Walnut #______
Bluebird North Yorba Linda LLC (DE)
BofA Yorba Linda #______
Bluebird Chase Chicago LLC
Chase Chicago #______
Bluebird BWW Phoenix LLC
BWW Phoenix #______
Bluebird Capital Circle LLC
CVS Tallahassee
Bluebird WAG Palm Bay LLC
Walgreens Palm Bay

CONFIDENTIAL – DO NOT COPY OR DISTRIBUTE

CONFIDENTIALITY NOTICE: The information contained herein is confidential and intended only for the use of Consolidated-Tomoka Land Co. or its affiliates and legal counsel. If the reader is not the intended recipient, you are hereby notified that any dissemination, distribution, manipulation or copying of this information is strictly prohibited.

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